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As filed with the Securities and Exchange Commission on April 21, 2005

Registration No. 333-119996

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRESTLE HOLDINGS, INC.
(Name of small business issuer in its charter)

Delaware State or jurisdiction of incorporation or organization	6794 (Primary Standard Industrial Identification No.)	95-4217605 (I.R.S. Employer Classification Code Number)

199 Technology Drive, #105, Irvine, California 92618
(Address and telephone number of principal executive offices)

with copy to:
Barry Hall 199 Technology Drive,#105, Irvine, California 92618 (949) 673-1907 (949) 673-1058 (fax)	Glenn Smith, Esq. Kaye Scholer LLP 1999 Avenue of the Stars, 17th Floor Los Angeles, California 90067 (310) 788-1000 (310) 788-1200 (fax)

(Address of principal place of business or intended principal place of business)
(Name, address and telephone number of agent for service)

        Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)

Common Stock, $.001 par value	9,300,221(3)	$3.08	$28,644,680	$3,371.48

(1)
This Registration Statement also covers such indeterminable number of additional shares of the Registrant's Common Stock as may become issuable pursuant to certain applicable provisions providing for the adjustment of the number of shares issuable upon exercise of the warrants and options.

(2)
Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457 (o) under the Securities Act.

(3)
Represents 4,854,860 shares of common stock issued in our private placement transactions which we closed in June, July and December of 2004 and January of 2005, warrants to acquire 4,107,523 shares of common stock granted between May 2003 and March 2005 and 337,838 shares of common stock issued in March 2005 in connection with the purchase of the assets of InterScope Technologies, Inc.

(4)
The registration fee has previously been paid with respect to the shares.

        The registrant hereby amends this registration statement as such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission ("SEC") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 21, 2005

PROSPECTUS

TRESTLE HOLDINGS, INC.
9,300,221 shares of our Common Stock

        This prospectus relates to the resale by the selling stockholders listed on page 18 of up to 5,192,698 shares of our issued and outstanding Common Stock and up to 4,107,523 shares of our Common Stock issuable upon exercise of outstanding warrants in the over-the-counter market at the prevailing market price or in negotiated transactions. We will receive no proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. Because the selling stockholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling stockholders. For a description of the plan of distribution of these securities please see page 21 of the prospectus.

        Our common stock is included for quotation on the Over-The-Counter Bulletin Board under the symbol "TLHO.OB." The closing bid price for our common stock on April 15, 2005 was $3.08 per share.

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. Please see the section of this prospectus entitled "Risk Factors" beginning on Page 8.

        Neither the SEC nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

        You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

PROSPECTUS SUMMARY

        This summary highlights some information from this prospectus and does not contain all of the information necessary for your investment decision. To understand this offering fully, you should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors."

        This prospectus covers the resale of up to an aggregate of 4,854,860 shares of our common stock, which were sold by us in private placement transactions which we closed in June and July of 2004 and December of 2004 and January of 2005, 337,838 shares issued in March 2005 in connection with the purchase of the assets of InterScope Technologies, Inc. and the resale of up to 4,107,523 shares of common stock underlying warrants issued between May 2003 and March 2005 with exercise prices ranging from $0.51 to $5.40.

        Trestle Holdings, Inc. ("Trestle Holdings" or "Company"), develops and sells digital tissue imaging products and solutions for improved workflow, analysis and data mining in support of pathology in clinical and biopharmaceutical applications. Trestle also develops and sells telemedicine applications which link disbursed users in the healthcare market. Our digital tissue imaging products, MedMicro™ and DSM™, provide a digital platform to share, store, and analyze tissue images. Trestle's MedReach™ product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients. Products currently under development from our newly acquired InterScope™ technologies as well as our ePathNet.net™ service platform will provide digital workflow applications and services, image acquisition and digitization services, data warehousing services and data mining applications and services for tissue informatics in support of drug safety, drug discovery, and drug development in biopharmaceutical applications as well as certain clinical applications.

Digital Tissue Imaging Products Summary

        Trestle's digital tissue imaging products are microscopy devices which employ the optical components of a standard microscope, robotic automated slide handling capabilities combined with proprietary imaging and communication software to capture high magnification images in digital format. These devices are comprised of both hardware and software, and can be used in conjunction with Trestle's SL50 Slide Loader SystemTM or Integrated Grossing StationTM.

        Trestle's digital tissue imaging products, marketed under the names MedMicro and DSM are used in clinical, pharmaceutical and research environments. When used specifically for pathology, they enable pathologists to consult and collaborate with each other remotely and may be referred to as telepathology products.

        The annual market for bright field microscopes has been estimated to be $685 million in 2005 (Trimark Microscopy Markets, 2003). Management believes that a 10% penetration rate for digital microscopy is achievable and would represent an annual market opportunity of nearly $70 million for the Company and its competitors.

  MedMicro

        MedMicro is the Company's live digital tissue imaging product. In live digital tissue imaging, images are captured and viewed in real time while the slide is on the microscope. MedMicro allows multiple physicians and scientists to remotely or locally view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real-time. MedMicro is also available with the following options:

        SL50 Slide Loader System—Trestle's SL50 Slide Loader System allows remote, unattended access to up to 50 glass slides randomly. This provides remote users with the ability to review multiple slides without the need for an attendant at the MedMicro device location. By automating the slide loading and unloading process, the pathologist has the flexibility to work with a large, virtual catalog of slides at any time.

        Integrated Grossing Station—Trestle's Integrated Grossing Station connects to MedMicro and uses MedMicro's built in annotation, image editing and image archiving functions. The Integrated Grossing Station enables remote supervision, direction, and documentation of the processing of frozen sections and other gross specimens.

  DSM

        Digital Slide Module ("DSM") is the Company's stored digital tissue imaging product. In stored digital tissue imaging, images are captured and stored in whole slide imaging format digital format for viewing at a later time without requiring the original slide to be on the microscope. DSM performs high-speed, whole-glass slide digitization. By creating whole slide digital images, DSM enables pathologists to access entire tissue samples at sub-micron resolution in digital format. DSM facilitates image analysis, data management, digital workflow and data association for clinical and research applications.

        The Company's initial stored digital tissue imaging (whole slide imaging) product was called MedScan. While achieving its target performance, MedScan was more costly to manufacture than anticipated and as such was never fully commercialized. We are exploring various alternatives to reduce the cost, including outsourcing manufacturing and third party alternatives. We have developed a next generation, lower cost technology that can leverage the existing hardware platform contained in our MedMicro product called DSM. However, there is no assurance that this product will be acceptable to the market place.

Telemedicine Products Summary

        Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.

  MedReach

        MedReach consists of proprietary software that integrates videoconferencing, clinical devices, medical images and patient data. Unlike Trestle's digital imaging products, microscopes are generally not part of this product. MedReach allows healthcare providers to remotely examine, diagnose, and treat patients and enables improved service, increased patient traffic and improved patient access to specialists. MedReach was first released commercially in 1998 and has been installed in over 60 medical facilities. Although MedReach represented a significant percent of Trestle's historical revenues, the Company has focused its marketing effort away from the telemedicine area in favor of its telepathology products, which are experiencing stronger growth. As a result, MedReach sales may decrease.

Future Products and Services Summary

        Future products currently under development provide digital workflow applications and services, image acquisition and digitization services, data warehousing services and data mining applications and services for tissue informatics in support drug safety, drug discovery, drug development in biopharmaceutical applications as well as certain clinical applications.

  InterScope

        On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $177,000 in cash. Concurrently, the Company hired four InterScope employees three of whom were technical personnel and one who was management. As a result of this transaction we anticipate that both research and development and selling, general and administrative expense will increase from their current levels.

        InterScope had been developing a family of database applications designed to manage a digital workflow for anatomic pathology, quality control & peer review, toxicology and educational and reference users. Trestle intends to commercialize these applications in support of a newly created data mining and tissue informatics offering. It is anticipated that such new product will be licensed to end users as software applications as well as integrated into our ePathNet.net service platform. However, there is no assurance that the Company will be successful in integrating, completing or commercializing such applications.

  ePathNet.net

        The Company announced in November 2004, the introduction of a service platform under the working name of ePathNet.net. The service platform will provide image acquisition and digitization services. We plan to expand the service platform capabilities in the area of digital workflow, data warehousing, and data mining for tissue informatics in support drug safety, drug discovery, drug development in biopharmaceutical as well as certain clinical applications. However, there is no assurance that we will be successful in developing and expanding this service platform product at a price and level of performance that would be acceptable to the market place or profitable.

        The current ePathNet.net image acquisition service offers the digitization of whole-glass slides and their remote viewing through the internet. We currently have a limited number of customers for this service as we are developing the service platform capabilities.

        ePathNet.net is designed to address the efforts of clinical laboratories and drug-development organizations to reduce the time and cost associated with processing and analyzing tissue slides, normally viewed under a microscope. The Company's planned expansion of the ePathNet.net platform into data-mining functions is expected to support digital archival functions to enhance workflow through such features as rapid side-by-side comparison, search and retrieval of digital archives and support for computer-assisted analysis in quantitative histo-pathology as well as reporting and interfaces into Laboratory Information Systems ("LIS").

        With ePathNet.net, pathologists will be able to send Trestle their prepared tissue samples on glass slides, which will be converted to high-resolution digital slides which can be manipulated and viewed using the system's on-line virtual microscopy functions. The digital slides can be stored on Trestle's secure servers and are accessible via the internet for search, review, downloading and analysis. ePathNet.net will offer users control over the digital slides they view online, such as indexing, annotation, searching and image processing functions.

        The Company is exploring various service options for ePathNet.net, including offering the service platform as an "onsite" service with equipment on the premises of its customers or an "offsite" service, with the equipment outsourced to the Company's facility. Currently, the Company is restructuring its Los Angeles facility to support its ePathNet.net services for current and prospective customers.

Product Distribution

        The Company sells its products either directly to end users or through exclusive distributors depending on the application and the geographical location of the customer. During the third quarter of 2004, we began implementing a new distribution strategy to sign up qualified distributors to sell our products. Initially, this strategy focused on markets outside of North America. In the fourth quarter of 2004, we began actively establishing a distribution network for North America. Generally, qualified distributors are already in the business of either selling bright field microscopes or equipment for medical analysis. Under the terms of the Company's standard distribution agreements, distributors are assigned exclusive territories or markets and, in turn, commit to purchasing a minimum amount of Trestle products on either a quarterly or monthly basis.

Customers

        Our customers include some of the world's leading pharmaceutical, research and healthcare organizations. We have only sold a limited amount of our products to customers and have not generated significant revenues to date. Our top customers to date by industry are:

  •
  Pharmaceutical (digital imaging)—Pfizer, GlaxoSmithKline, Sanofi-Aventis, Merck, Abbott Laboratories, and Boston Scientific.

  •
  Clinical (digital imaging)—Walter Reed Army Medical Center, Newark Beth Israel, University of Michigan, University of Maryland, Columbia Presbyterian University, Ohio State University, University of California at San Francisco, Bostwick Laboratories and University of Southern California.

  •
  Telemedicine (MedReach)—Hawaii Health Systems, MeduNet, St. Joseph's Healthcare, Addus Healthcare, Scott & White Hospitals, University of Louisville, and Louisiana Telemedicine Consortium.

Intellectual Property

        Trestle has three issued and twelve pending patents on its products, including SmartFocus™, a continuous focus system improving the capture of accurate, in-focus tissue sample information at sub-micron resolution despite sample variations and defects, and while maintaining high speed. We also rely on trade secrets and proprietary know-how that we seek to protect, including with confidentiality agreements. In the ordinary course of business the Company licenses from third parties proprietary technology which it incorporates in its products and service offerings.

        Our success is heavily dependent upon the development and protection of proprietary technology. We rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products and services. These legal means, however, afford only limited protection and may not adequately protect our rights. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

        We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products and services or processes used or proposed to be used by us. In that case, our competitive position could be harmed and we may be required to obtain licenses to patents or proprietary rights of others.

        In addition, the laws of some of the countries in which our products and services are or may be sold may not protect our products and services and intellectual property to the same extent as U.S. laws, if at all. We may be unable to protect our rights in proprietary technology in these countries.

Corporate History

        Our predecessor, The Harvey Entertainment Company, was formed under the laws of the State of California in 1989, to acquire the entertainment assets of Harvey Comics, Inc. which was organized in 1939. In 1993, the Company completed its initial public offering of common stock. In June 2001, the Company sold substantially all of its original assets, changed its name to Sunland Entertainment Co. Inc., and continued to exploit its remaining assets, primarily the film library of PM Entertainment, which was acquired in April 2000. We were reincorporated under the laws of the State of Delaware in May 2002.

        On May 20, 2003, following approval of the Bankruptcy Court of the Eastern District of New York, the Company through its wholly owned subsidiary, Trestle Acquisition Corporation ("TRAC"), purchased substantially all of the assets of Trestle Corporation, a Delaware corporation ("Old Trestle"), pursuant to an Asset Purchase Agreement, dated April 16, 2003. Old Trestle was historically in the telepathology and telemedicine industries. Under the terms of the acquisition, TRAC paid the sellers $1,250,000 in cash, and assumed certain liabilities of Old Trestle consisting of approximately $369,000 of accounts payable and accrued liabilities and certain amounts of deferred revenue on contracts in progress. Old Trestle was historically in the telepathology and telemedicine industries and forms the basis of the Company's current operations.

        In September 2003, the Company completed its corporate reorganization, including the sale of its remaining entertainment assets and changed its name to Trestle Holdings, Inc.

        We are headquartered in Irvine, California. Our website address is http://www.trestlecorp.com. Information contained on our website does not constitute part of this prospectus.

The Offering

Common stock	Up to 5,192,698 shares of our common stock, and up to 4,107,523 shares of common stock issuable upon the exercise of outstanding warrants may be offered under this prospectus.
Use of proceeds	All proceeds of this offering will be received by the selling stockholders for their own account. The Company will receive none of the proceeds.
Risk factors	You should read the "Risk Factors" section beginning on page 8, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.
OTC Bulletin Board symbol	TLHO.OB

RISK FACTORS

        An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related To Our Business

Uncertainty of Market Acceptance and Product Development.

        The market for our technology is relatively new. Our success will depend upon the market acceptance of our various products and services. This may require in certain instances a modification to the culture and behavior of customers to be more accepting of technology and automation. Potential customers may be reluctant or slow to adopt changes or new ways of performing processes. There is no assurance that our current or future products or services will gain widespread acceptance or that we will generate sufficient revenues to allow us to ever achieve profitability.

        In addition, our products and services require continuing improvement and development. Some of our products and services, whether in the market or in development, may not succeed or may not succeed as intended. As a result, we may need to change our product offerings, discontinue certain products and services or pursue alternative product strategies. There is no assurance that the Company will be able to successfully improve its current products and services or the Company will continue to develop or market some of its products and services.

        The Company's initial stored digital tissue imaging product was called MedScan. While achieving its target performance, MedScan was more costly to manufacture than anticipated and as such was never fully commercialized. We are exploring various alternatives to reduce the cost, including outsourcing manufacturing and third party alternatives. We have developed a next generation, lower cost technology that can leverage the existing hardware platform contained in our MedMicro product called DSM. However, there is no assurances that this product at the target price will be acceptable to the market place.

        We recently acquired the assets of InterScope Technologies which included data base applications designed to manage digital workflow. We intend to continue developing and commercializing these technologies. We may be unsuccessful in either developing or commercializing these technologies. Even if developed, there is no assurance that these products will be successful.

        Our ePathnet.net service is in its early stages. We have some capabilities but intend to expand its service offerings. We might have to outsource some of our development to third parties and this could introduce added costs and time. There is no assurance that we will be able to deliver market requirements on time or budget. If we are unsuccessful our business model may not be viable.

We have a history of net losses and may never achieve or maintain profitability.

        We have a history of incurring losses from operations. As of December 31, 2004, we had an accumulated deficit of approximately $44,761,000, of which approximately $37,635,000 was incurred prior to the acquisition of the assets of Old Trestle. We anticipate that our existing cash and cash equivalents will be sufficient to fund our operations through at least December 2005. However, our independent auditors have expressed substantial doubt about the Company's ability to continue as a going concern. We anticipate that our operating expenses will increase substantially in the foreseeable future as we increase our sales and marketing activities, and continue to develop our technology, products and services. These efforts may prove more expensive than we currently anticipate and we may incur significant additional costs and expenses in connection with our business development activities. Such costs and expenses could prevent us from achieving or maintaining profitability in future periods. If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our auditors have expressed a going concern opinion.

        Primarily as a result of our recurring losses and our lack of liquidity, the Company received a report from our independent auditors that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern.

Due to uncertainties in our business and our history of operating losses, the capital on hand may not be sufficient to fund the Company until we achieve positive cash flow.

        We have expended and will continue to expend substantial amounts of money for research and development, capital expenditures, working capital needs and manufacturing and marketing of our products and services. Our future research and development efforts, in particular, are expected to include development of additional applications of our current products and services and additional product lines including, digital backbone systems and image analysis systems, which will require additional funds. Our recent capital raising activities may not be sufficient to fund our spending.

        The exact timing and amount of spending required cannot be accurately determined and will depend on several factors, including:

  •
  progress of our research and development efforts,

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  competing technological and market developments,

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  commercialization of products currently under development by us and our competitors, and

  •
  market acceptance and demand for our products and services.

        We cannot assure you that additional financing will be available if needed or on terms acceptable to us. If adequate and acceptable financing is not available, we may have to delay development or commercialization of certain of our products and services or eliminate some or all of our development activities. We may also reduce our marketing or other resources devoted to our products and services. Any of these options could reduce our sales growth and result in continued net losses.

If we lose key personnel or are unable to hire additional qualified personnel, it could impact our ability to grow our business.

        We believe our future success will depend in large part upon our ability to attract and retain highly skilled technical, managerial, sales and marketing, finance and operations personnel. We face intense competition for all such personnel, and we may not be able to attract and retain these individuals. Our failure to do so could delay product development, affect the quality of our products and services, and/or prevent us from sustaining or growing our business. In addition, employees may leave our company and subsequently compete against us. Our key personnel include Maurizio Vecchione, our Chief Executive Officer, Barry Hall, our President and Chief Financial Officer, Jack Zeineh, MD, our Chief Scientific Officer, and Steve Barbee our Vice President of Sales and Marketing.

        We have taken steps to retain our key employees, including the granting of stock options and warrants that vest over time, and we have entered into employment agreements with some of our key employees. The loss of key personnel, especially if without advanced notice could harm our ability to maintain and build our business operations. Furthermore, we have no key man life insurance on any of our key employees.

Undetected errors or failures in our software could result in loss or delay in the market acceptance for our product, lost sales or costly litigation.

        Because our software products and services are complex, they may contain errors that can be detected at any point in a product's lifecycle. While we continually test our products and services for errors, errors in our products and services may be found in the future even after our products and services have been commercially introduced. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products and services, diversion of development resources, injury to our reputation, increased service and warranty costs or costly litigation. Because our products support or rely on other systems and applications, any software errors or bugs in these systems or applications may result in errors in the performance of our software, and it may be difficult or impossible to determine where the error resides. Product errors could harm our business and have a material adverse effect on our results of operations. Additionally, problems in system security, data corruption, access, connectivity and bandwidth may have a material adverse effect on our operations.

A successful products liability claim could require us to pay substantial damages and result in harm to our business reputation.

        The manufacture and sale of our products and services involve the risk of product liability claims. We do not carry product liability insurance; however, the Company is currently seeking to obtain insurance to protect against such claims. However, there is no assurance that such coverage, if obtained, would be adequate to provide for any claims that may arise against us. A successful claim brought against us could require us to pay substantial damages and result in harm to our business reputation, remove our products and services from the market or otherwise adversely affect our business and operations. Even in the event that claims are made unsuccessfully, our business may be adversely affected by expenditure of personnel time and legal costs.

Our products and services could infringe on the intellectual property rights of others, which may lead to costly litigation, lead to payment of substantial damages or royalties and/or prevent us from manufacturing and selling our current and future products and services.

        If third parties assert that our products and services or technologies infringe their intellectual property rights, our reputation and ability to license or sell our products and services could be harmed. Whether or not a claim has merit, it could be time consuming and expensive for us and divert the attention of our technical and management personnel from other work. In addition, these types of claims could be costly to defend and result in our loss of significant intellectual property rights.

        A determination that we are infringing the proprietary rights of others could have a material adverse effect on our products and services, revenues and income. In the event of any infringement by us, we cannot assure you that we will be able to successfully redesign our products and services or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products and services and could require us to pay substantial damages and/or royalties.

        The Company receives various claims, from time to time, from entities that believe their intellectual property might be infringed by the Company's products and services. While the Company is not currently engaged in any litigation there is a potential risk of such litigation. To resolve such claims, the Company may elect to partner with, license from or outsource some or all of its products and services with entities who hold significant intellectual property, although there is no guarantee that such agreements can be entered into.

        The Company has obtained a license from a third party provider of virtual microscopy of certain patents in connection with the Company's ePathNet.net service offering pursuant to which the Company will be required to pay customary royalties. The third party previously advised the Company that it believes that the Company's MedMicro infringes the telepathology claims in these patents. While the Company does not believe its MedMicro product infringes any of these rights, it is negotiating a collaborative agreement with the third party in connection with the Company's development of its next generation digital tissue imaging products.

        The Company may decide to upgrade its products and services by changing suppliers of certain key components, hardware or software. This could result in delays, changes in cost structure, pricing and margin pressures. This could also cause changes in manufacturing and distribution strategies. There is no assurance that such changes, if they occur might not affect the Company in a negative way.

Any disruption or delay in the supply of components or custom subassemblies could require us to redesign our products and services or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

        We assemble our products and services from a combination of (i) commodity technology components, such as computers and monitors, (ii) custom subassemblies, (iii) proprietary hardware for scanning microscopy, (iv) commodity operating systems, and (v) proprietary applications software. While we typically use components and subassemblies that are available from alternate sources, any unanticipated interruption of the supply of these components or subassemblies could require us to redesign our products and services or otherwise delay our ability to assemble our products and services, which could cause our sales to decline and result in continued net losses.

If we fail to accurately forecast component and material requirements for our products and services, we could incur additional costs and significant delays in shipments, which could result in loss of customers.

        We must accurately predict both the demand for our products and services and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs, impair our available liquidity and could have a material adverse effect on our business, operating results and financial condition. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products and services to our customers. Any of these occurrences would negatively impact our net sales, business and operating results and could have a material adverse effect on our business, operating results and financial condition.

Risks Related To the Industry

If we fail to successfully introduce new products and services, our future growth may suffer. Certain products and services at an early stage of development are the areas of future growth for Trestle and sustainability of Trestle.

        As part of our strategy, we intend to develop and introduce a number of new products and services. Such products and services are currently in research and development, and we have generated no revenues from such potential products and services and may never generate revenues. A substantial portion of our resources have been and for the foreseeable future will continue to be dedicated to our research programs and the development of products and services. If we do not introduce these new products and services on a timely basis, or if they are not well accepted by the market, our business and the future growth of our business may suffer. There is no assurance that we will be able to develop a commercial product from these projects. Our competitors may succeed in developing technologies or products and services that are more effective than ours.

If we do not update and enhance our technologies, they will become obsolete or noncompetitive. Our competitors may succeed in developing products and services, and obtaining related regulatory approvals, faster than us.

        We operate in a highly competitive industry and competition is likely to intensify. Emerging technologies, extensive research and new product introductions characterize the market for our products and services. We believe that our future success will depend in large part upon our ability to conduct successful research in our fields of expertise, to discover new technologies as a result of that research, to develop products and services based on our technologies, and to commercialize those products and services. If we fail to stay at the forefront of technological development, we will be unable to compete effectively.

        Certain of our existing and potential competitors possess substantial financial and technical resources and production and marketing capabilities greater than ours. We cannot assure you that we will be able to compete effectively with existing or potential competitors or that these competitors will not succeed in developing technologies and products and services that would render our technology and products and services obsolete and noncompetitive. Our position in the market could be eroded rapidly by our competitors' product advances.

        In addition, because our products and services are dependent upon other operating systems, we will need to continue to respond to technological advances in these operating systems.

Our success depends, in part, on attracting customers who will embrace the new technologies offered by our products and services.

        It is vital to our long-term growth that we establish customer awareness and persuade the market to embrace the new technologies offered by our products and services. This may require in certain instances a modification to the culture and behavior of customers to be more accepting of technology and automation. Organizations may be reluctant or slow to adopt changes or new ways of performing processes and instead may prefer to resort to habitual behavior within the organization. Our marketing plan must overcome this obstacle, invalidate deeply entrenched assumptions and reluctance to behavioral change and induce customers to utilize our products and services rather than the familiar options and processes they currently use. If we fail to attract additional customers at this early stage, our business and the future growth of our business may suffer.

Our success depends, in part, on our ability to protect our intellectual property rights.

        Our success is heavily dependent upon the development and protection of proprietary technology. We rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products and services. These legal means, however, afford only limited protection and may not adequately protect our rights. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

        We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products and services or processes used or proposed to be used by us. In that case, our competitive position could be harmed and we may be required to obtain licenses to patents or proprietary rights of others.

        In addition, the laws of some of the countries in which our products and services are or may be sold may not protect our products and services and intellectual property to the same extent as U.S. laws, if at all. We may be unable to protect our rights in proprietary technology in these countries.

We depend on third-party licenses for our products and services.

        We rely on certain software technology which we license from third parties and use in our products and services to perform key functions and provide additional functionality. Because our products and services incorporate software developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties' ability to maintain or enhance their current products and services, to develop new products and services on a timely and cost-effective basis, and to respond to emerging industry standards and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms or at all.

        If our agreements with third-party vendors are not renewed or the third-party software fails to address the needs of our software products and services, we would be required to find alternative software products and services or technologies of equal performance or functionality. There is no assurance that we would be able to replace the functionality provided by third-party software if we lose the license to this software, it becomes obsolete or incompatible with future versions of our products and services or is otherwise not adequately maintained or updated.

Certain of our customers rely on the availability of third-party reimbursement or third-party funding for the purchase of our products and services. Failure of sufficient reimbursement from third-party payors or sufficient funding could cause our sales and the future potential growth of our business to decline.

        Hospitals and other healthcare institutions in the U.S. that purchase our products and services generally rely on third-party payors and other sources for reimbursement of healthcare costs to reimburse all or part of the cost of the procedures in which our products and services are used. If hospitals and other healthcare institutions are unable to obtain adequate reimbursement from third-party payors for the procedures in which our products and services or products and services currently under development are intended to be used, our sales and future growth of our business could be adversely affected. We cannot estimate what amount of our product is eligible for reimbursement approval. In addition, changes in the healthcare system may affect the reimbursability of future products and services.

        Market acceptance of our products and services and products and services under development in countries outside of the U.S. is also dependent on availability of reimbursement within prevailing healthcare payment systems in those countries. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance. There is no assurance that we will be able to obtain international reimbursement approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could harm the market acceptance of our products and services in the international markets in which such approvals are sought.

        Other consumers in industries such as pathology, pharmaceutical and biotechnology that purchase our products and services generally rely on funding or grants from governments and private foundations to fund the purchase of our products and services. If such consumers are unable to obtain adequate funding sources for the purchase of our products and services, our sales and future growth of our business could be adversely affected.

The marketing and sale of our future products and services will require regulatory approval and on-going certifications. Failure to obtain and maintain required regulatory approvals and certifications could prevent or delay our ability to market and sell our future products and services and may subject us to significant regulatory fines or penalties.

        The United States Food and Drug Administration (the "FDA") regulates design, testing, manufacturing, labeling, distribution, marketing, sales and service of digital image analysis products and services. Such products and services are marketed in the U.S. according to premarket notifications to the FDA under Section 510(k) of the Federal Food, Drug and Cosmetic Act. Unless an exemption applies, each digital image analysis product that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA. Otherwise the product can only be used for educational and research purposes. The process of obtaining required regulatory approval or clearance can be lengthy, expensive and uncertain. Moreover, regulatory clearance or approval, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

        Currently, the Company is attempting to obtain the FDA 510(k) certification for medical diagnosis using virtual slides created using technology we acquired from InterScope. The process for obtaining this certification includes a study to validate the use of digital images for primary diagnostic purposes. Based on the results of this study an application for certification will be filed with the FDA. There is no assurance that we will be successful in obtaining acceptable results in the study. Additionally, should the study yield acceptable results there is no assurance that the FDA will grant the 510(k) certification. Failure to obtain this certification may limit the use of this product in the market. Additionally, delays in obtaining clearances or approvals will adversely affect our ability to market and sell our image analysis products and services and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability.

        Failure to comply with applicable requirements in the United States can result in fines, recall or seizure of products and services, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

        Our image analysis products and services are subject to similar regulation in other countries. Sales of our image analysis products and services outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals from foreign countries may be longer or shorter than that required for FDA approval, and requirements for foreign licensing may differ from FDA requirements.

Our future products and services may require compliance with quality system regulations which is difficult and costly.

        In connection with the development of new products and services, we may be required to be in compliance with the quality regulation system, which include production design controls, testing, quality control, storage and documentation procedures. Compliance with quality system regulations is difficult and costly. There is no assurance that we will be able to comply with quality system regulation requirements. If we do not achieve compliance, the FDA may deny marketing clearance which would harm our business. In addition, we may not be found to be compliant as a result of future changes in, or interpretations of, regulations by the FDA or other regulatory agencies.

Risks Related To This Registration

Any future sale of a substantial number of shares of our common stock could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital.

        Any sale of a substantial number of shares of our common stock (or the prospect of sales) may have the effect of depressing the trading price of our common stock. In addition, these sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of April 15, 2005 the Company has outstanding 8,257,214 shares of common stock, all of which will be eligible for sale in the public market upon completion of the registration, subject to applicable federal securities law restrictions, and warrants and options to acquire an additional 5,605,739 shares of common stock, all of which are eligible for resale in the public market, subject to vesting and applicable federal securities law restrictions.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

        The market price of our stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell our common stock following periods of volatility because of the market's adverse reaction to volatility.

        Other factors that could cause such volatility may include, among other things:

  •
  actual or anticipated fluctuations in our operating results,

  •
  announcements concerning our business or those of our competitors or customers,

  •
  changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts,

  •
  announcements of technological innovations,

  •
  conditions or trends in the industry,

  •
  introduction or withdrawal of products and services,

  •
  variation in quarterly results due to the fact our revenues are generated by sales to a limited number of customers which may vary from period to period,

  •
  litigation,

  •
  patents or proprietary rights,

  •
  departure of key personnel,

  •
  failure to hire key personnel, and

  •
  general market conditions.

Because our common stock is considered a "penny stock" any investment in our common stock is considered to be a high-risk investment and is subject to restrictions on marketability.

        Our common stock is currently traded on the Over-The-Counter Bulletin Board ("OTC Bulletin Board") and is considered a "penny stock." The OTC Bulletin Board is generally regarded as a less efficient trading market than the Nasdaq SmallCap Market.

        The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

        Since our common stock is subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be adversely affected because the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus your ability to sell our common stock in the secondary market. There is no assurance our common stock will be quoted on NASDAQ or the NYSE or listed on any exchange, even if eligible.

We may experience volatility in the price of our common stock, which could negatively affect your investment, and you may not be able to resell your shares at or above the offering price.

        The offering price of our common stock may vary from the market price of our common stock. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  •
  a quarterly variations in operating results;

  •
  changes in financial estimates by securities analysts;

  •
  changes in market valuations of other similar companies;

  •
  announcements by us or our competitors of new products and services or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

  •
  additions or departures of key personnel;

  •
  any deviations in net sales or in losses from levels expected by securities analysts; and

  •
  future sales of common stock.

        In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

We have additional securities available for issuance, including preferred stock, which if issued could adversely affect the rights of the holders of our common stock.

        Our articles of incorporation authorize the issuance of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock (of which 30,000 shares designated as Series A Convertible Preferred Stock and 30,000 shares designated as Series B Convertible Preferred Stock). The common stock and the preferred stock can be issued by, and the terms of the preferred stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, our board of directors without stockholder approval. Any issuance of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, our stockholders will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our common stock and preferred stock, in the event that buyers can be found therefore. Any future issuances of common stock or preferred stock would further dilute the percentage ownership of our Company held by the public stockholders. Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our Company through acquisition of shares of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which generally include the plans and objectives of our management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors. You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Description of Business."

        These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

        Any of the factors described above or in the "Risk Factors" section above could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus. Rather, the selling stockholders will receive those proceeds directly.

DETERMINATION OF OFFERING PRICE

        Because the selling stockholders will offer and sell the shares of our common stock at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling stockholders.

DILUTION

        Sales of the shares of our common stock will not result in any change to the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING STOCKHOLDERS

        Each of the selling stockholders listed below is, as of the date hereof, the holder of our common stock or has the right to acquire the number of shares of common stock set forth opposite such selling stockholder's name. The issuance of our common stock to the selling stockholders was a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") and various state securities laws.

        We have agreed, at our expense, to register for resale under the Act all of our common stock purchased by the selling stockholders under the Purchase Agreements until the earlier of: (i) one year after the purchase, or (ii) the date on which the shares of our common stock have been sold pursuant thereto or pursuant to Rule 144 under the Act. We expect to incur expenses of approximately $115,000 in connection with the registration statement, of which this prospectus is a part.

        The number of shares that may be actually sold by a selling stockholder will be determined by each selling stockholder. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a preset intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of the shares of our common stock that the selling stockholder holds, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest.

        The following table sets forth, to our knowledge, certain information as of April 15, 2005, with respect to each selling stockholder and the respective amounts of our common stock that may be offered pursuant to this prospectus. None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below. Except as specifically set forth below, following the offering, and assuming all of our common stock offered hereby has been sold, none of the selling stockholders will beneficially own one percent (1%) or more of our common stock.

		Beneficial Ownership of Common Stock after Offering
Selling Stockholder	Common Stock Registered Hereby	Number(1)	Percentage of Class
Acuity Ventures(9)	24,500	0	0.00%
Adelman, Jason	11,992	0	0.00%
Allen Kohl Family CUB Investors(9)	835,000	0	0.00%
Anthony J. Taddey Trust	142,034	0	0.00%
Anthony J. Taddey	16,000	0	0.00%
AS Capital Partners, LLC(8)	37,500	0	0.00%
Asgard Ltd(8)	150,000	103,816	1.31%
Baystar Capital II, L.P.(8)	187,500	0	0.00%
Becich, Dr. Michael J.	23,575	0	0.00%
Beckstead, Jeff	1,662	0	0.00%
Bergman, Hilary	2,000	0	0.00%
Borsanyi, Andrew(2)	50,000	0	0.00%
Brewer, Charles(9)	24,500	0	0.00%
Brewer, Charles(9)	24,500	0	0.00%
Brighton Capital Ltd.	2,500	0	0.00%
Bristol Investment Fund (9)	700,000	0	0.00%
Burlage Family Trust, The(3)(8)	45,000	70,000	0.89%
Burlage, Loren H(8)	11,250	0	0.00%

Cape Andover Capital Partners, LLC	20,715	0	0.00%
Century Trust, The(8)	37,500	0	0.00%
CGA Resources LLC(8)	31,118	0	0.00%
Coffin Communications Group	30,000	0	0.00%
Corliss Family Trust	124,131	0	0.00%
Corrigan, Sean(8)	37,500	2,000	0.03%
Crane, Barbara C(8)	15,000	7,500	0.09%
Crestview Capital Master, LLC(8)	187,500	0	0.00%
Davidson, Richard K.	569	0	0.00%
DMG Capital Growth Fund, L.P.(8)	300,000	0	0.00%
Doherty, Michael(4)	491,066	3,000	0.04%
Easton, Robert J.	1,139	0	0.00%
Eggert, Ron	869	0	0.00%
Elmaleh, Niko(8)	18,000	0	0.00%
Elmaleh, Victor(8)	117,000	20,000	0.25%
Emerson Partners(8)	32,250	15,000	0.19%
Emerson, J Steven(8)(9)	865,750	126,500	1.60%
Fetterolf, CF	569	0	0.00%
Freeman, Gary(5)	35,000	0	0.00%
Gila River Ranches, LLC(8)	18,750	0	0.00%
Goetzman, Gary(8)	22,500	0	0.00%
H. Conner Company, Inc.	1,216	0	0.00%
Haffner, Crosby(6)(8)	202,500	0	0.00%
Halpern, Allan	30,000	0	0.00%
Hanam Capital Corporation	1,424	0	0.00%
Hansen & Langeland ApS(8)	52,500	0	0.00%
High Tide (9)	175,000	0	0.00%
Hochschuler, Stephen	40,000	0	0.00%
Hokto Ltd.(8)	150,000	0	0.00%
Howard, Bruce (9)	12,250	0	0.00%
Hughes, Michael R.	514	0	0.00%
Jazwin, Mark	4,200	0	0.00%
Kavanaugh, Frank Philip(8)	18,750	0	0.00%
Knoll Capital Fund II Master Fund, Ltd.(8)	150,000	0	0.00%
Koontz, Jan Charles	4,200	0	0.00%
Lee, John(8)	150,000	49,290	0.62%
Levine, Todd(9)	12,250	0	0.00%
Lindzon Capital Partners(9)	12,250	0	0.00%
Lindzon, Howard	700	0	0.00%
Mann, Jay L.	1,263	0	0.00%
McConnell, Stephen A(8).	18,750	0	0.00%
McKee, William B(8) (9)	54,500	0	0.00%
McVaugh, Timonth M.	458	0	0.00%
Mercer, Robert T(8)	30,000	9,300	0.12%
Meteoric, L.P.(8)(9)	202,500	141,000	1.78%
Mid-Atlantic Venture Fund III, LP	5,695	0	0.00%
Mulholland Fund, L.P.(9)	175,000	0	0.00%
Nickell, Robert A.	1,708	0	0.00%

Palmieri, Frank	1,028	0	0.00%
Plaskett, Thomas G.	1,940	0	0.00%
Reifler, Brad	2,000	0	0.00%
Richard J. and Susan Bernstein Family Trust(9)	24,280	0	0.00%
Rosebury, L.P.(8)(9)	268,500	65,700	0.83%
Roth, Gary W.	6,450	0	0.00%
Runnels Family Trust (9)	100,975	0	0.00%
Scottsdale Capital Advisors	9,100	0	0.00%
SF Capital Partners Ltd.(9)	1,000,001	0	0.00%
Sholehvar, David	514	0	0.00%
Singer, Eric	14,000	0	0.00%
Singh, Sanjiv K(8).	37,500	0	0.00%
Steinmann, Bill	30,000	0	0.00%
Stonestreet LP(8)	187,500	0	0.00%
T.R. Winston & Company(9)	78,627	0	0.00%
Taddey, Shawn	365	0	0.00%
Tengowski, Mark	5,000	0	0.00%
The Abby and Douglas Brown Family Trust(9)	40,000	0	0.00%
TPB Investments(9)	24,500	0	0.00%
Trestle Investors (9)	125,001	0	0.00%
Tropper, Scott(9)	12,250	0	0.00%
Union Finance International (9)	399,994	0	0.00%
Ward, Deborah(9)	24,500	0	0.00%
Weiss, Dennis N.(8)	93,750	25,000	0.32%
Windus Limited (8)	46,125	0	0.00%
W-Net(7)(8)	220,455	44,500	0.56%
WVC Holdings LP(8)	22,500	10,000	0.13%
Zaykowski Partners, LP(8)	339,300	125,600	1.59%

(1)
Assumes all shares to be offered are hereby sold.

(2)
Andrew Borsanyi was the former President of the Company. He resigned his position in October 2003.

(3)
Roger Burlage as Chairman and Chief Executive Officer of the Company from April 1999 to April 2003. Mr. Burlage was Co-President from January 2003 to April 2003.

(4)
Michael Doherty has been a Director of the Company since December 1997 and Chairman of the Board since May 2003.

(5)
Gary Freeman was elected Co-President and Chief Financial Officer of the Company in January 2003, he resigned as Co-President in September 2003 and as Chief Financial officer in July 2004.

(6)
Crosby Haffner was Interim President of the Company from November 2003 to July 15, 2004, and was a consultant to the Company from June 2003 through November 2003. Mr. Haffner has been a Director since July 2004.

(7)
David Weiner was Co-President from January 2003 to July 2003. Mr. Weiner is currently a management consultant with the consulting firm of W-Net, Inc.

(8)
Represents shares and shares underlying warrants issued by us in June and July 2004 at $2.00 per share. We have agreed to register these shares for resale by the holder thereof at our cost and expense until the earlier of: (i) one year after the purchase, or (ii) the date on which the shares of our common stock have been sold pursuant thereto or pursuant to Rule 144 under the Act.

(9)
Represents shares and shares underlying warrants issued by us in December 2004 and January 2005 at $1.75 per share. We have agreed to register these shares for resale by the holder thereof at our cost and expense until the earlier of: (i) one year after the purchase, or (ii) the date on which the shares of our common stock have been sold pursuant thereto or pursuant to Rule 144 under the Act.

        Each selling stockholder, who acquired shares and warrants in the Company's private placement transaction, represented in its respective purchase agreement that it was acquiring the shares of common stock, including shares underlying the warrants, for investment and with no present intention of distributing any of such Shares. In recognition of the fact that investors, even though purchasing shares of our common stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem appropriate, we have filed with the SEC under the Act a registration statement on Form SB-2 of which this prospectus forms a part with respect to the resale of the shares from time to time at prevailing prices in the OTC Bulletin Board market, in privately-negotiated transactions or a combination of such methods and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of: (i) one year after the purchase, or (ii) the date on which the shares of our common stock have been sold pursuant thereto or pursuant to Rule 144 under the Act.

PLAN OF DISTRIBUTION

        The selling stockholders are free to offer and sell the shares of our common stock at such times, in such manner and at such prices as the selling stockholders may determine. We will receive no proceeds from the sale of any shares. The types of transactions in which our common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

        The selling stockholders may effect such transactions by selling common stock directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        At the time a particular offer of shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names or any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares purchased from selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and profit on the resale of the shares purchased by them may be deemed to be underwriting discounts under the Act.

        The selling stockholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided they meet the criteria and conform to the requirements of such Rule. We have agreed to bear all of the expenses (other than any underwriting discounts and selling commissions, fees and expenses, if any, of counsel or other advisors to the selling stockholders) in connection with the registration and sale of the common stock covered by this prospectus. In some circumstances, we have agreed to indemnify the selling stockholders against certain losses and liabilities.

        We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

DESCRIPTION OF BUSINESS

Company Overview

        Trestle Holdings, develops and sells digital tissue imaging products and solutions for improved workflow, analysis and data mining in support of pathology in clinical and biopharmaceutical applications. Trestle also develops and sells telemedicine applications which link disbursed users in the healthcare market. Our digital tissue imaging products, MedMicro, and DSM, provide a digital platform to share, store, and analyze tissue images. Trestle's MedReach product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients. Products currently under development from our newly acquired InterScope technologies as well as our ePathNet.net service platform will provide digital workflow applications and services, image acquisition and digitization services, data warehousing services and data mining applications and services for tissue informatics in support of drug safety, drug discovery, and drug development in biopharmaceutical applications as well as certain clinical applications.

        Our customers include some of the world's leading pharmaceutical, research and healthcare organizations. We have only sold a limited amount of our products to customers and have not generated significant revenues to date. Our top customers by industry are:

  •
  Pharmaceutical—Pfizer, GlaxoSmithKline, Sanofi-Aventis, Merck, Abbott Laboratories, and Boston Scientific.

  •
  Clinical—Walter Reed Army Medical Center, Newark Beth Israel, University of Michigan, University of Maryland, Columbia Presbyterian University, Ohio State University, University of California at San Francisco, Bostwick Laboratories and University of Southern California.

  •
  Telemedicine—Hawaii Health Systems, MeduNet, St. Joseph's Healthcare, Addus Healthcare, Scott & White Hospitals, University of Louisville, and Louisiana Telemedicine Consortium.

Digital Tissue Imaging Products Summary

        Trestle's digital tissue imaging products are microscopy devices which employ the optical components of a standard microscope, robotic automated slide handling capabilities combined with proprietary imaging and communication software to capture high magnification images in digital format. These devices are comprised of both hardware and software, and can be used in conjunction with Trestle's SL50 Slide Loader System or Integrated Grossing Station.

        Trestle's digital tissue imaging products, marketed under the names MedMicro and DSM are used in clinical, pharmaceutical and research environments. When used specifically for pathology, they enable pathologists to consult and collaborate with each other remotely and may be referred to as telepathology products.

        The annual market for bright field microscopes has been estimated to be $685 million in 2005 (Trimark Microscopy Markets, 2003). Management believes that a 10% penetration rate for digital microscopy is achievable and would represent an annual market opportunity of nearly $70 million for the Company and its competitors.

  MedMicro

        MedMicro is the Company's live digital tissue imaging product. In live digital tissue imaging, images are captured and viewed in real time while the slide is on the microscope. MedMicro allows multiple physicians and scientists to remotely or locally view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real-time. MedMicro is also available with the following options:

        SL50 Slide Loader System—Trestle's SL50 Slide Loader System allows remote, unattended access to up to 50 glass slides randomly. This provides remote users with the ability to review multiple slides without the need for an attendant at the MedMicro device location. By automating the slide loading and unloading process, the pathologist has the flexibility to work with a large, virtual catalog of slides at any time.

        Integrated Grossing Station—Trestle's Integrated Grossing Station connects to MedMicro and uses MedMicro's built in annotation, image editing and image archiving functions. The Integrated Grossing Station enables remote supervision, direction, and documentation of the processing of frozen sections and other gross specimens.

  DSM

        Digital Slide Module ("DSM") is the Company's stored digital tissue imaging product. In stored digital tissue imaging, images are captured and stored in whole slide imaging format digital format for viewing at a later time without requiring the original slide to be on the microscope. DSM performs high-speed, whole-glass slide digitization. By creating whole slide digital images, DSM enables pathologists to access entire tissue samples at sub-micron resolution in digital format. DSM facilitates image analysis, data management, digital workflow and data association for clinical and research applications.

        The Company's initial stored digital tissue imaging (whole slide imaging) product was called MedScan. While achieving its target performance, MedScan was more costly to manufacture than anticipated and as such was never fully commercialized. We are exploring various alternatives to reduce the cost, including outsourcing manufacturing and third party alternatives. We have developed a next generation, lower cost technology that can leverage the existing hardware platform contained in our MedMicro product called DSM. However, there is no assurance that this product will be acceptable to the market place.

Telemedicine Products Summary

        Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.

  MedReach

        MedReach consists of proprietary software that integrates videoconferencing, clinical devices, medical images and patient data. Unlike Trestle's digital imaging products, microscopes are generally not part of this product. MedReach allows healthcare providers to remotely examine, diagnose, and treat patients and enables improved service, increased patient traffic and improved patient access to specialists. MedReach was first released commercially in 1998 and has been installed in over 60 medical facilities. Although MedReach represented a significant percent of Trestle's historical revenues, the Company has focused its marketing effort away from the telemedicine area in favor of its telepathology products, which are experiencing stronger growth. As a result, MedReach sales may decrease.

Future Products and Services Summary

        Future products currently under development provide digital workflow applications and services, image acquisition and digitization services, data warehousing services and data mining applications and services for tissue informatics in support drug safety, drug discovery, drug development in biopharmaceutical applications as well as certain clinical applications.

  InterScope

        On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies. in exchange for 337,838 shares of Trestle common stock and $177,000 in cash. Concurrently, the Company hired four InterScope employees three of whom were technical personnel and one who was management. As a result of this transaction we anticipate that both research and development and selling, general and administrative expense will increase from their current levels.

        InterScope had been developing a family of database applications designed to manage a digital workflow for anatomic pathology, quality control & peer review, toxicology and educational and reference users. Trestle intends to commercialize these applications in support of a newly created data mining and tissue informatics offering. It is anticipated that such new product will be licensed to end users as software applications as well as integrated into our ePathNet.net service platform. However there is no assurance that the Company will be successful in integrating, completing or commercializing such applications.

  ePathNet.net

        The Company announced in November 2004, the introduction of a service platform under the working name of ePathNet.net. The service platform will provide image acquisition and digitization services. We plan to expand the service platform capabilities in the area of digital workflow, data warehousing, and data mining for tissue informatics in support drug safety, drug discovery, drug development in biopharmaceutical as well as certain clinical applications. However, there is no assurance that we will be successful in developing and expanding this service platform product at a price and level of performance that would be acceptable to the market place or profitable.

        The current ePathNet.net image acquisition service offers the digitization of whole-glass slides and their remote viewing through the internet. We currently have a limited number of customers for this service as we are developing the service platform capabilities.

        ePathNet.net is designed to address the efforts of clinical laboratories and drug-development organizations to reduce the time and cost associated with processing and analyzing tissue slides, normally viewed under a microscope. The Company's planned expansion of the ePathNet.net platform into data-mining functions is expected to support digital archival functions to enhance workflow through such features as rapid side-by-side comparison, search and retrieval of digital archives and support for computer-assisted analysis in quantitative histo-pathology as well as reporting and interfaces into Laboratory Information Systems ("LIS").

        With ePathNet.net, pathologists will be able to send Trestle their prepared tissue samples on glass slides, which will be converted to high-resolution digital slides which can be manipulated and viewed using the system's on-line virtual microscopy functions. The digital slides can be stored on Trestle's secure servers and are accessible via the internet for search, review, downloading and analysis. ePathNet.net will offer users control over the digital slides they view online, such as indexing, annotation, searching and image processing functions.

        The Company is exploring various service options for ePathNet.net, including offering the service platform as an "onsite" service with equipment on the premises of its customers or an "offsite" service, with the equipment outsourced to the Company's facility. Currently, the Company is restructuring its Los Angeles facility to support its ePathNet.net services for current and prospective customers.

Product Distribution

        The Company sells its products either directly to end users or through exclusive distributors depending on the application and the geographical location of the customer. During the third quarter of 2004 we began implementing a new distribution strategy to sign up qualified distributors to sell our products. Initially, this strategy focused on markets outside of North America. In the fourth quarter of 2004 we began actively establishing a distribution network for North America. Generally, qualified distributors are already in the business of either selling bright field microscopes or equipment for medical analysis. Under the terms of the Company's standard distribution agreements, distributors are assigned exclusive territories or markets and, in turn, commit to purchasing a minimum amount of Trestle products on either a quarterly or monthly basis.

Industry Overview

Digital tissue imaging

        Digital tissue imaging is the process of creating virtual slides by building digital images of physical tissue samples. Digital tissue imaging allows drug developers, pathologists and researchers to view and analyze tissue images through a computer or over a standard Internet connection and can be stored for later interpretation and archiving; and data mining in support of computer aided quantitative histo-pathology.

        The digital tissue imaging markets can be categorized by type of tissue (human or animal) and use (diagnostic or research).

Human Pathology

        The College of American Pathologists reports a total of 16,500 pathologists in the United States, with approximately two-thirds or 11,000 practicing anatomic pathology. These pathologists generally practice within one or more market segments, including hospital based pathology labs, integrated health systems, and commercial and academic research.

        Pathologists focusing on human disease study the origin, course and indicators of disease. Pathology divides into clinical pathology the analysis of fluids such as urine and blood and Trestle's market, anatomic pathology the analysis of tissue. Clinical pathology market is dominated by large national laboratories that use large-scale automation and is generally a high volume, low margin business. The technology for the automation of anatomic pathology has lagged that of clinical pathology. As a result, anatomic pathology remains a less consolidated and higher margin industry.

Animal (Veterinary) Pathology

        Animal pathology includes testing in research and diagnostic treatment of both pets and livestock. Animal pathology for treatment is mainly conducted by labs providing services to veterinary practices. The majority of animal pathology is conducted by pharmaceutical and biotechnology companies for drug development.

        The dynamics of veterinary pathology for treatment resemble human diagnostic pathology. Veterinary pathologists seek to improve access to diagnostic specialists: and aim to improve management and archiving of data workflow and tissue analysis.

        The pharmaceutical and biotechnology industries develop and market products for the treatment of disease and improvements in health. Potential drugs are eliminated prior to testing on humans through high volume animal toxicity testing. Companies seek to improve this process in order to eliminate toxic drugs early and speed effective compounds to market. Companies also address potential bottlenecks by streamlining the pathologist workflow and automating repetitive tasks.

        The key market segments in animal pathology are pharmaceutical toxicology groups, academic and government research, contract research organizations ("CROs"), and biotechnology firms.

Pharmaceutical Research

        Pharmaceutical companies are continually challenged by patent expirations, which eliminate exclusivity of their products and affects results in their financial performance. As a result, they pour significant sums into research and development in search of the next blockbuster drug. According to PhRMA, the industry trade association, U.S. based pharmaceutical companies have increased R&D spending from $618 million in 1970 to $32 billion in 2003, representing a 13.4% compound average growth rate. Worldwide research and development spending by pharmaceutical and biotechnology companies is estimated to have been nearly $80 billion in 2002, according to Parexel's Pharmaceutical R&D Statistical Source Book. The compound average growth in worldwide research and development from 1997 to 2002 is estimated to be 12.0%.

        New drug development is both and expensive and time consuming process. According to the Boston Consulting Group, the average research and development cost associated with a successfully introduced drug in 1990 was nearly $500 million. This figure takes into account the cost of research failures and interest costs. In a recent study from the Tufts Center for the Study of Drug Development (CSDD), the cost of drug development including the cost of capita was as much as $802 million. According to the study, for every 5,000 compounds the industry screens, no more than 250 make it to animal testing and only five reach human testing in clinical trials. Because the complexity and number of trials per new drug application are growing, the average U.S. development time is increasing. Also, the total drug development time from synthesis to approval has increased markedly, from 8.1 years in the 1960s to nearly 15 years in the 1990s, with virtually all of the increase coming from expanded pre-clinical work and longer clinical development in more complex trials.

        In toxicology studies related to drug discovery and development tissue samples are placed on glass slides. Historically, most tissue samples have been reviewed by pathologists using traditional bright field microscopes. These reviews occur relying on expertise dispersed across global sites and are often outsourced to third parties called Contract Research Organizations (CRO). Furthermore, there are few standardized quality control, common assessment measurement, and Good Laboratory Practice (GLP) compliant devices supporting these reviews. Reports are then generated manually and slides are reviewed by multiple pathologists for peer review, quality control, and consultative second opinions. These studies typically span various animal species and organ types requiring specialized expertise, that may include studies in Safety Pharmacology, Toxico- and Pharmacokinetic, Single and Repeated Dose Studies, Toxicity, Local Tolerance Studies, Genotoxicity Studies, Carcinogenicity Studies, Reproduction Toxicity Studies and certain specialized studies for special purpose drugs (such as pediatric). Each of these studies produces raw data in the form of tissue samples. Studies fall broadly into two categories, pre-clinical and clinical. During the pre-clinical phases (animal studies) the studies are investigating short-term toxicity to determine if a drug is safe for clinical trials (non-GLP studies). During the clinical phases, the studies typically focus on long-term toxicity (GLP studies). It is estimated that each drug in pre-clinical animal studies generates approximately 10,000 slides for peer review.

        The complexity and breadth of trials are an expensive distraction for most pharmaceutical manufacturers, which tend to emphasize core competencies in research over the administration of development. This area is where CROs alleviate much of the pain of the development process, leaving biopharma companies and drug manufacturers to focus their R&D staff on discovery. With the growing costs of drug development and the inherent risks associated therein, pharmaceutical companies have increased the front end work in clinical trials to increase the likelihood of approval on the back end. The average number of clinical trials per new drug application (NDA) has increased measurably, growing from 30 in the early 1980s to nearly 70 by the mid-1990s.

        In order to successfully make it through the years of development and Phase I, II, and III trials, more patients need to participate in trials before the process reaches the NDA Phase. This condition, in turn, requires greater efficiencies from drug manufacturers and CRO. Furthermore, the drug development process bears a striking resemblance to the health care industry in general, given the highly manual and paper intensive nature of Phases I, II, and III. The process takes on mammoth proportions when the company submits an NDA. This filing often exceeds 100,000 pages and has increased measurably from the late 1970s, when the typical filing had fewer than 40,000 pages.

        We believe that faster development times, quicker decisions to terminate unsuccessful compounds, and higher success rates, would enable drug firms to reap substantial savings in the cost of new drug development. Tufts CSDD recently reported that it costs $802 million, on average, to develop and win market approval for a new drug in the United States. We believe that significant savings could be realized by improving the efficiency of the drug development process by incorporating a digitized workflow solution.

Digital Tissue Imaging Applications

        Digital tissue imaging products share common uses in both human and animal pathology, including consultation, communication and collaboration, education and publication, archiving and management, workflow, and analysis, as described below.

Consultation, Communication and Collaboration

        Pathologists frequently consult with other pathologists and specialists in carrying out their daily work. There are often delays in consulting due to the transportation of slides or having to travel to distant locations in order to meet face-to-face. Trestle's products allow sharing of images real time, eliminating the need for slide transportation or travel. Pathologists and specialists are able to simultaneously view and manipulate the slides and provide consultation in real-time. In addition, communication is improved as multiple pathologists and specialists can view and manipulate the same slide simultaneously.

Education and Publication

        Tissue images are critical to pathology publications and instruction. Traditional publications are limited to the inclusion of a snapshot of one location on the slide or references to glass slide archives. Trestle's products allow whole slides to be cited in publications and accessed in a digital format, improving the availability of high quality samples and facilitating sample access.

Archiving and Management

        Viewing and accessing multiple tissue samples is critical to anatomic pathology workflow. Typically, tissue images are incomplete and stored in cumbersome formats with no efficient links to associated data. Trestle's products under development are designed to link a digital slide together with relevant data in a flexible and easily accessible digital archive.

Workflow

        Pathologists work predominantly with traditional microscopes. Microscopes are both ergonomically inefficient and make cross-referencing images and other data difficult. Trestle's products under development will enable a pathologist to view multiple diagnostic-quality images and associated information simultaneously. Additionally, Trestle's intended service offerings product, such as ePathNet.net, could facilitate data mining of information designed to support drug discovery, drug development and drug safety and quantitative assays in support of quantitative histo-pathology.

Analysis

        Analysis of tissue samples is still predominantly done by humans rather than computers. Limitations on automation have resulted from, among other things, the difficulty of capturing data, the complexity of data and the pattern recognition required for evaluation. Trestle's products and services facilitate the data capture process, features recognition and data mining enabling further development of digital analysis applications.

Telemedicine Applications

        Telemedicine involves the use of communication equipment to link healthcare providers and patients in different locations. In contrast to the more traditional ways of providing medical care (e.g., face-to-face consultations or examinations), telemedicine is a cost-effective alternative. Telemedicine offers increased cost efficiency, reduced transportation expenses, improved patient access to specialists, improved quality of care, and better communication among providers.

        Both the healthcare and pharmaceutical markets share common requirements, including: increased productivity; accelerated time to diagnosis; improved access to information; and automation of repetitive tasks.

        Historically, customers have been slow to adopt telemedicine in their daily work environment due to limited telecommunications infrastructure and limited insurance reimbursement and physician licensure. However, as telecommunications costs decrease and access improves, and as reimbursement and regulatory policies improve, adoption of remote medicine tools is increasing.

        Key market sectors in telemedicine include healthcare providers, biomedical and pharmaceutical companies, employers, prisons, and assisted living institutions. These market segments share the common goal of providing services via electronic networks rather than through physical presence. These market segments also share many of the goals of telemedicine, including:

  •
  expansion of markets;

  •
  generation of additional revenue;

  •
  reduction of patient acquisition and retention costs; and

  •
  reduction in staffing and operational costs.

Products, Services and Technology

Digital Tissue Imaging Products and Services

        Digital tissue imaging is used in pathology for capturing, storing, and distributing digital images in two categories: live digital microscopy and stored virtual microscopy. In live digital microscopy, digital images are captured and viewed in real time while the slide is on the microscope. In stored virtual microscopy, an image is digitally captured, processed and stored electronically for viewing and analyzing at a later time. Thus, the original data source, the microscopic slide, does not need to be on the image acquisition device in order to be viewed.

        Live and stored digital tissue imaging each have their strengths and weaknesses, with each serving particular needs in the pathology workplace. With MedMicro, MedScan, DSM, InterScope, and ePathNet.net, Trestle will have products and services that will address both applications. Taken together, they provide the foundation for a fully digital environment that combines live virtual microscopy and stored virtual microscopy to deliver a comprehensive solution for digital microscopy.

        In areas of science and medicine other than pathology, transforming data from a physical format (such as paper or tissue) to a computer-based format (such as text or digital image) has not only enhanced existing methods of work, but also enabled whole new working techniques and applications. The Company believes the field of pathology will be no exception.

        MedMicro, the Company's first digital microscopy product, provides live, easily-manipulated, diagnostic quality images from a remote microscope. MedMicro products consist of proprietary software combined with off-the-shelf automation components, laboratory microscopes, digital cameras, and a standard personal computer for operation. MedMicro customers may also upgrade their purchases with multi-slide loaders and additional objective lenses.

        Additionally the Company is planning to expand the service platform capabilities in the area of digital workflow; data warehousing; and data mining for tissue informatics in support drug safety, drug discovery, drug development in biopharmaceutical as well as certain clinical applications.

        The ePathNet.net offering will be positioned as a service platform and the Company expects to continually upgrade the capabilities and features of this service platform according to a multi-year development program. At this time the initial capabilities of the ePathNet.net services focus on the digitization of whole-glass slides and their remote viewing across the internet. Additionally, digital tissue imaging devices for pathology are increasingly specialized and optimized for specific applications. ePathNet.net offers customers a way to select technologies to best fit their needs.

        The Company is exploring various service options for ePathNet.net, including offering the service platform as an "onsite" service with equipment on the premises of its customers or an "offsite" service, with the equipment outsourced to the Company's facility. Currently, the Company is restructuring its Los Angeles facility to support its ePathNet.net services for current and prospective customers.

        The Company plans to develop some of these new products and services using a "best-of-breed" approach integrating or enhancing third party products and selectively outsourcing hardware components.

InterScope

        On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $177,000 in cash. Concurrently, the Company hired four InterScope employees three of whom were technical personnel and one who was management. As a result of this transaction we anticipate that both research and development and selling, general and administrative expense will increase from their current levels.

        InterScope had been developing a family of database applications designed to manage a digital workflow for anatomic pathology, quality control & peer review, toxicology and educational and reference users. Trestle intends to commercialize these applications in support of a newly created data mining and tissue informatics offering. It is anticipated that such new product will be licensed to end users as software applications as well as integrated into our ePathNet.net service platform. However, there is no assurance that the Company will be successful in integrating, completing or commercializing such applications.

Telemedicine Products

        The Company's telemedicine product, MedReach, consists of proprietary software which integrates videoconferencing, clinical devices, medical images and patient data. MedReach enables healthcare organizations to remotely examine, diagnose and treat patients and allows improved service and increased patient traffic with minimal additional personnel or facilities.

        MedReach provides secure remote access to clinical data based on object-oriented design models. MedReach also enables compliance with healthcare-specific standards such as Health Insurance

Portability and Accountability Act of 1996 and Digital tissue imaging and Communications in Medicine interfaces.

        MedReach has been designed to meet workflow needs and legacy environments of healthcare institutions. An implementation is customized to meet the needs of the specific customers, and generally consists of the backbone WebServer software, hardware, various media applications, and client workstations.

Competition

        The digital tissue imaging and telemedicine markets are highly competitive, and many of our competitors have greater resources and better name recognition than we do. We primarily compete on product functionality, price and service.

        Our competitors in the digital tissue imaging market include, Aperio, Applied Imaging, Apollo Telemedicine, Bacus Labs, BioImagen, Clarient, D-metrix, Medical Solutions, Nikon, Olympus-SIS, and Zeiss.

        Our competitors in the telemedicine market include, VitelNet, Polycom, Tandberg, Televital, Health Hero Networks, Healthcare Vision, Second Opinion, Phillips and Siemens.

Regulatory Issues

Food and Drug Administration

        The United States Food and Drug Administration (the "FDA") regulates design, testing, manufacturing, labeling, distribution, marketing, sales and service of image analysis products and services. Such products and services are marketed in the U.S. according to premarket notifications to the FDA under Section 510(k) of the Federal Food, Drug and Cosmetic Act. Unless an exemption applies, each image analysis product that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA.

        Certain of Trestle's products can be considered medical devices and subject to regulation by the United States Food and Drug Administration ("FDA"). The FDA categorizes medical devices into three classes; these classes are referred to as Class I, Class II, and Class III. Class I devices ("general controls") are the lowest category and many are exempt from FDA pre-market notification or approval requirements. MedMicro is registered with the FDA as Class I Medical Device. The medical device components in MedReach have been registered by the manufacturing companies as Class I. Certain next generation applications may require more detailed FDA approval processes.

        Currently, the Company is attempting to obtain the FDA 510(k) certification for medical diagnosis using virtual slides created using technology we acquired from InterScope. The process for obtaining this certification includes a study to validate the use of digital images for primary diagnostic purposes. Based on the results of this study an application for certification will be filed with the FDA. There is no assurance that we will be successful in obtaining acceptable results in the study. Additionally, should the study yield acceptable results there is no assurance that the FDA will grant the 510(k) certification. Failure to obtain this certification may limit the use of this product in the market. Additionally, delays in obtaining clearances or approvals will adversely affect our ability to market and sell our image analysis products and services and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability.

Intellectual Property

        Trestle has three issued and twelve pending patents on its products, including SmartFocus™, a continuous focus system improving the capture of accurate, in-focus tissue sample information at sub-micron resolution despite sample variations and defects, and while maintaining high speed. We also rely on trade secrets and proprietary know-how that we seek to protect, including with confidentiality agreements.

        Our success is heavily dependent upon the development and protection of proprietary technology. We rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products and services. These legal means, however, afford only limited protection and may not adequately protect our rights. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

        The Company has obtained a license from a third party provider of virtual microscopy of certain patents in connection with the Company's ePathNet.net service offering pursuant to which the Company will be required to pay customary royalties. The third party previously advised the Company that it believes that the Company's MedMicro infringes the telepathology claims in these patents. While the Company does not believe its MedMicro product infringes any of these rights, it is negotiating a collaborative agreement with the third party in connection with the Company's development of its next generation digital tissue imaging products.

        We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products and services or processes used or proposed to be used by us. In that case, our competitive position could be harmed and we may be required to obtain licenses to patents or proprietary rights of others.

        In addition, the laws of some of the countries in which our products and services are or may be sold may not protect our products and services and intellectual property to the same extent as U.S. laws, if at all. We may be unable to protect our rights in proprietary technology in these countries.

Employees

        The Company currently has 24 full-time employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2005 by (i) each person who "beneficially" owns more than 5% of all outstanding shares of our common stock, (ii) each director and the executive officer identified above, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount of Common Stock and Nature of Beneficial Owner	Percent of Class of Common Stock(1)
Allon Kohl Family CUB Investors(2)	835,000	9.69%
Bristol Investment Fund(3)	700,000	8.18%
Steve Emerson(4)	834,182	10.00%
Paul Guez(5)	1,020,694	12.29%
SF Capital Partners Ltd.(6)	853,857	10.00%
Zaykowkski Partners, LP(7)	464,900	5.55%
Michael S. Doherty(8) Chairman of the Board	537,816	6.11%
Michael Becich(9) Director	31,075	0.38%
William Dallas(10) Director	251,861	3.03%
Allon Guez(11) Director	32,500	0.39%
Crosby Haffner(12) Director	287,500	3.37%
Michael Hope(13) Director	76,250	0.91%
Maurizio Vecchione(14) CEO	91,667	1.10%
Barry Hall(15) President and CFO	55,000	0.66%
Jack Zeineh, MD(16) Chief Science Officer	125,000	1.49%
All Officers and Directors as a group(17) (9 persons)	1,488,669	15.66%

*
Represents less than 1%.

(1)
The percent of Common Stock owned is calculated using the sum of (A) the number of shares of Common Stock owned, and (B) the number of warrants and options of the beneficial owner that are exercisable within 60 days, as the numerator, and the sum of (Y) the total number of shares of Common Stock outstanding (8,257,214), and (Z) the number of warrants and options of the beneficial owner that are exercisable within 60 days, as the denominator.

(2)
The address of Allon Kohl Family CUB Investors is c/o Stephanie Cohen, 450 North Roxbury Drive, Suite 600, Beverly Hills, CA 90210. Percent of class of Common Stock includes exercisable options/warrants to purchase 357,857 shares of Common Stock within 60 days.

(3)
The address of Bristol Investment Fund is 10990 Wilshire Blvd., Suite 1410, Los Angeles, CA 90024. Percent of class of Common Stock includes exercisable options/warrants to purchase 300,000 shares of Common Stock within 60 days.

(4)
The address of Steven Emerson is c/o Steven Emerson, 1522 Ensley Avenue, Los Angeles, CA 90024. Percent of class of Common Stock includes exercisable options/warrants to purchase 85,682 shares of Common Stock within 60 days.

(5)
The address of Paul Guez is c/o Trestle Holdings, Inc., 199 Technology Drive, Suite 105, Irvine, California 92618. Percent of class of Common Stock includes exercisable options/warrants to purchase 45,295 shares of Common Stock within 60 days.

(6)
The address of SF Capital Partners Ltd. is c/o Todd Turrall, Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235. Percent of class of Common Stock includes exercisable options/warrants to purchase 282,428 shares of Common Stock within 60 days.

(7)
The address of Zaykowski Partners, LP is c/o Zaykowski Partners, LP, 24 Schermerhorn Street, Brooklyn, NY 11201. Percent of class of Common Stock includes exercisable options/warrants to purchase 119,300 shares of Common Stock within 60 days.

(8)
The address of Michael Doherty is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes exercisable options/warrants to purchase 537,816 shares of Common Stock within 60 days.

(9)
The address of Michael Becich is c/o Trestle Holdings., Inc, 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes exercisable options/warrants to purchase 7,500 shares of Common Stock within 60 days.

(10)
The address of William Dallas is c/o Trestle Holdings., Inc, 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes exercisable options/warrants to purchase 60,809 shares of Common Stock within 60 days.

(11)
The address of Allon Guez is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes exercisable options/warrants to purchase 32,500 shares of Common Stock within 60 days.

(12)
The address of Crosby Haffner is c/o Trestle Holdings, Inc, 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes exercisable options/warrants to purchase 262,500 shares of Common Stock within 60 days.

(13)
The address of Michael Hope is c/o Trestle Holdings, Inc, 199 Technology Drive, # 105, Irvine, California 92618. Percent of class of Common Stock includes exercisable options/warrants to purchase 76,250 shares of Common Stock within 60 days.

(14)
The address of Maurizio Vecchione is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Mr. Vecchione was appointed Chief Executive Officer in July 2004. Percent of class of Common Stock includes exercisable options/warrants to purchase 91,667 shares of Common Stock within 60 days.

(15)
The address of Barry Hall is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Mr. Hall was appointed President and Chief Financial Officer in July 2004. Percent of class of Common Stock includes exercisable options/warrants to purchase 55,000 shares of Common Stock within 60 days.

(16)
The address of Jack Zeineh, MD is c/o Trestle Holdings, Inc., 199 Technology Drive, # 105, Irvine, California 92618. Dr. Zeineh was appointed Chief Science Officer in May 2003. Percent of class of Common Stock includes exercisable options/warrants to purchase 125,000 shares of Common Stock within 60 days.

(17)
Includes the beneficial ownership of Messrs. Doherty, Becich, Dallas, Guez, Haffner, Hope, Vecchione, Hall and Zeineh. The beneficial ownership calculation includes the total number of options/warrants of such persons exercisable within 60 days held by such persons to purchase 1,249,042 shares of common stock. Assuming that none of such persons exercises within 60 days any of such his respective options or warrants, the beneficial ownership of the group is approximately 15.66%.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock (of which 30,000 shares designated as Series A Convertible Preferred Stock and 30,000 shares designated as Series B Convertible Preferred Stock), $10.00 par value per share. As of April 15, 2005, we had 8,257,214 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary description of our capital stock.

Common Stock

        The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as our board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

        Our common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of our common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of our common stock are subordinate to those of holders of any series of preferred stock.

        All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

Preferred Stock

        The Company is authorized to issue "blank check" preferred stock (up to 5 million shares) with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered to issue, without stockholder approval, preferred stock in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock.

        The issuance of shares of preferred stock in the future could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, could make it difficult for a third party to gain control of our company, prevent or substantially delay a change in control, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock.

LEGAL PROCEEDINGS

        To our knowledge, there are no material legal proceedings presently pending or threatened to which we (or any of our directors or officers in their capacity as such) are, or may be, a party or to which our property is, or may be, subject.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers.

        The following is a list of the names and ages of our directors and executive officers:

Name	Age	Position
Michael S. Doherty	51	Chairman of the Board
Maurizio Vecchione	43	Chief Executive Officer and Director
Jack Zeineh	34	Chief Science Officer
Barry Hall	56	President & Chief Financial Officer
Michael Becich	49	Director
William D. Dallas	49	Director
Michael S. Hope	62	Director
Allon Guez	52	Director
Crosby Haffner	32	Director

        MICHAEL S. DOHERTY has been a Director of the Company since December 1997 and Chairman of the Board since May 2003. Since November 1999, Mr. Doherty has been President of Doherty & Company, LLC, a firm specializing in venture capital and private equity funding for development stage companies. From February 1999 to October 1999, Mr. Doherty served as Senior Managing Director of Spencer Trask Securities Incorporated. Mr. Doherty served as Managing Director and Director of Private Equity at Cruttenden Roth Incorporated from October 1996 to February 1999. From 1992 to October 1996, he served as Vice President of Arnhold and S. Bleichroeder, Inc., a New York-based investment banking, brokerage and asset management firm. Mr. Doherty was a director of Zyan Communications, Inc. from July 1999 to December 2000, and Chairman of the Board of Directors from July 1999 to March 2000; Zyan filed for Chapter 11 bankruptcy proceedings in December 2000. Mr. Doherty was also a non-executive director of ACLN, Ltd. from January 1999 to March 2002. ACLN was a foreign private issuer whose shares were suspended from the New York Stock Exchange following an order from the SEC and a subsequent enforcement action against ACLN and three of its officers.

        MAURIZIO VECCHIONE was appointed Chief Executive Officer in July 2004. From April 2003 to July 2004 he was Chief Executive Officer of Microwave Photonics, Inc., a development stage company focusing on technologies in switched distribution and Radio-over-Fiber transmission of wireless signals. Since May 2000 he has served as Chairman and Managing Director of Synthetica Holdings LLC, a management consulting firm focusing on high growth, early stage technology companies including Microwave Photonics, Inc. From July 2000 to May 2001 he was Chief Executive Officer of Styleclick, Inc. a provider of imaging and electronic commerce (e-commerce) technologies and services, and a subsidiary of Interactive Corporation. From October 1988 until July 2000 he was President and Co-Chief Executive Officer of Styleclick.com Inc., one of Styleclick, Inc.'s predecessors.

        JACK ZEINEH, M.D. was appointed Chief Science Officer in May 2003. Prior to joining the Company, Dr. Zeineh was co-founder of Illumea and the inventor of the MedMicro and MedScan products. Dr. Zeineh was the Chief Scientific Officer of Trestle Corporation, a subsidiary of Med

Diversified, Inc., which filed for Chapter 11 bankruptcy proceedings in November 2002. Dr. Zeineh brings experience in the biomedical industry with a specialty in computer imaging systems and software design. Dr. Zeineh has published 12 articles on biomedical techniques, including telepathology. Dr. Zeineh was educated in Biological Sciences at University of California at Irvine and received his medical degree at the University of California at San DiegoSchool of Medicine.

        BARRY HALL was appointed President and Chief Financial Officer in July 2004. From April 2003 to July 2004 he was Chief Financial Officer of Microwave Photonics, Inc., a development stage company focusing on technologies in switched distribution and Radio-over-Fiber transmission of wireless signals. Since September 2001 he has served as Managing Director and Chief Financial Officer of Synthetica Holdings LLC, a management consulting firm focusing on high growth, early stage technology companies including Microwave Photonics, Inc. From July 2000 to September 2001 he was Executive Vice President, Chief Financial Officer of Styleclick, Inc. a provider of imaging and electronic commerce (e-commerce) technologies and services and a subsidiary of InterActive Corporation. From October 1999 until July 2000 he held the same position at Styleclick.com Inc., one of Styleclick, Inc.'s predecessors. From May 1998 until August 1999, Mr. Hall was Chief Operating Officer of Interactive Light, Inc., a developer and marketer of digital interactive entertainment systems and platforms.

        MICHAEL BECICH was appointed as a Director of the Company in March of 2005. Dr. Becich is a practicing surgical pathologist with sixteen years of experience. He is Professor of Pathology and Information Sciences and Telecommunications and serves as the Director of the Center for Pathology Informatics and Vice-Chairman of Pathology Informatics at the University of Pittsburgh Medical Center- Shadyside Hospital/Hillman Cancer Center. Since 2001 he has also served as Director of the UPCI's Benedum Oncology Informatics Program. In 1996 Dr. Becich's team launched a conference, Advancing Practice, Instruction and Innovation through Informatics, an annual conference that is in its 10th year. In close cooperation with Bruce Friedman, MD, in 2000 he co-founded the Association for Pathology Informatics and is the immediate past-president. Dr. Becich holds an MD and a PhD in Experimental Pathology form Northwestern University. He is a member of 14 professional societies and has contributed to over 100 papers and has several on-line presentations addressing both Pathology and Oncology.

        WILLIAM D. DALLAS was appointed as a Director of the Company in March of 2001. Mr. Dallas also served as a Director of the Company from May 2000 through December 2000. Mr. Dallas is currently the Chairman of the Board of Dallas Capital Management, a diverse private equity, advisory firm that he founded in 1999. Mr. Dallas is also currently the Chairman and Chief Executive Officer of the following companies: Sysdome Corporation, MindBox, LLC and Diversified Capital, and was a director of Castle & Cooke from 2000 to 2002. Mr. Dallas was the founder of First Franklin and served as its Chairman from 1981 to 1999. First Franklin was purchased in 1999 by National City Corporation.

        MICHAEL S. HOPE has been a Director of the Company since November 2003. Mr. Hope has acted as a financial consultant to various companies since 1997, including acting as the Interim Chief Financial Officer and Corporate Secretary of the Company from March 1998 to April 1999. Prior to his various financial consulting assignments, Mr. Hope served as Executive Vice President of Metro-Goldwyn-Mayer Inc. from 1993 to 1997. Prior to joining MGM, Mr. Hope was Executive Vice President, Planning and Operations and Chief Financial Officer for Paramount Communications Inc. Mr. Hope was previously a member of the Board of Directors of Zyan Communications, which filed for Chapter 11 bankruptcy proceedings in December 2000.

        ALLON GUEZ, PhD has been a Director of the Company since September 2004. Dr. Guez is a Professor of Electrical, Computer and Biomedical Engineering at Drexel University, a position he has held since 1984. At Drexel he is also the Director of the Robotics and Automation Lab.

        CROSBY HAFFNER has been a Director of the Company since July 2004. Since November 2003, Mr. Haffner has been a Managing Director of Doherty & Company. From November 2003 to July 2004 he served as Interim President of the Company, and was a consultant to the Company from June 2003 through November 2003. From December 2001 to October 2003, Mr. Haffner was a consultant to technology companies. Prior to these engagements, Mr. Haffner was the President and Chief Operating Officer at Zyan Communications, Inc. from 1995 to November 2000, and its Chairman and Chief Executive Officer from December 2000 to December 2001. Zyan filed for Chapter 11 bankruptcy proceedings in December 2000.

        The Company's Bylaws allow our board to fix the number of directors between five and nine. The number of directors is currently fixed at seven. Our board of directors currently has an Audit Committee, comprised of Mr. Hope (Chairman) and Mr. Dallas, a Compensation Committee, comprised of Mr. Dallas (Chairman) and Mr. Hope, and an Executive Committee, comprised of Mr. Haffner (Chairman), Mr. Doherty, and Mr. Vecchione. The board has identified Mr. Hope, an independent director, as its Audit Committee's financial expert. The Company has adopted a Code of Ethics which applies to our principal executive officer, principal financial officer, and principal accounting officer. A copy of the Code of Ethics may be obtained by any person without charge upon written request to the Company, attention: Investor Relations in care of the Company's principal offices.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements appear in a number of places in this Report, including, without limitation, "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements are not guarantees of future performance and involve risks, uncertainties and requirements that are difficult to predict or are beyond our control. Our future results may differ materially from those currently anticipated depending on a variety of factors, including those described below under "Risks Related to Our Future Operations" and our filings with the Securities and Exchange Commission. The following should be read in conjunction with the unaudited Consolidated Financial Statements and notes thereto that appear elsewhere in this report.

Recent Developments for the Company

Overview

        The Company through its wholly owned subsidiary, Trestle Acquisition Corp. ("Trestle"), develops and sells digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets. Trestle's digital tissue imaging products provide a digital platform to share, store, and analyze tissue images. Trestle's telemedicine product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients.

        On May 20, 2003, Trestle Holdings entered this line of business through its purchase of substantially all of the assets of Trestle Corporation, a Delaware corporation ("Old Trestle"), and certain assets of Med Diversified, Inc., a Nevada corporation and parent corporation of Old Trestle ("Med"), and two of Med's non-debtor subsidiaries.

        On August 29, 2003, a shareholder meeting was held where a plan was approved to reorganize the Company. Under the reorganization plan, the remaining entertainment assets of the Company were sold pursuant to terms entered into April 10, 2003. See discussion of the divestiture in Note 3. In addition, (1) a pro rata cash distribution of $2,000,000 was made to the holders of the Company's preferred stock on or about October 3, 2003; (2) Sunland Entertainment Co., Inc. ("Sunland") officially changed its name to Trestle Holdings, Inc.; and (3) all issued and outstanding shares of the Company's preferred stock were converted into 2,578,000 shares of common stock, giving the Company 3,033,000 shares of common stock outstanding immediately subsequent to the reorganization.

        On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $177,000 in cash. Concurrently, the Company hired four InterScope employees three of whom were technical personnel and one who was management. For the year ended December 31, 2004, InterScope Technologies reported that they had revenues and net loss of approximately $554,000 and $1.8 million, respectively. As a result of this transaction we anticipate that both research and development and selling, general and administrative expense will increase from their current levels.

Critical accounting policies and estimates

        In November 2004, the FASB issued SFAS No. 151,"Inventory Costs". SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4,"Inventory Pricing". Paragraph 5 of ARB No. 43, Chapter 4, previously stated that ".. . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.. .." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS No. 152,"Accounting for Real Estate Time-Sharing Transactions". The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2,"Accounting for Real Estate Time-Sharing Transactions". SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66,"Accounting for Sales of Real Estate", for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions". Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". SFAS 123(R) amends SFAS No. 123, "Accountung for Stock-Based Compensation", and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company's financial statement.

        The SEC recently issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR60"), suggesting companies provide additional disclosure and commentary on those accounting policies considered most critical. FRR 60 considers an accounting policy to be critical if it is important to the Company's financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. For a summary of the Company's significant accounting policies, including the critical accounting policies discussed below, see the accompanying notes to the consolidated financial statements in the section entitled "Financial Statements".

        The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates:

        The Company recognizes revenue on product sales after shipment of the product to the customer and formal acceptance by the customer has been received. Depending upon the specific agreement with the customer, such acceptance normally occurs subsequent to one or more of the following events: receipt of the product by the customer, installation of the product by the Company and training of customer personnel by the Company. For sales to qualified distributors revenues are recognized upon transfer of title which is generally upon shipment. Revenue collected in advance of product shipment or formal acceptance by the customer is reflected as deferred revenue. Revenue attributable to software maintenance and support is deferred and recognized ratably over the term of the maintenance agreement, generally one year.

        The Company recognizes revenue on multiple element arrangements using the residual method. Under the residual method, revenue is recognized when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of the undelivered elements such as consulting services and product maintenance, and recognizes the revenue for the remainder of the arrangement fee attributable to the elements initially delivered when the basic criteria in SOP 97-2 have been met. Revenue from consulting services is recognized as the related services are performed.

        The Company accounts for its business acquisitions under the purchase method of accounting in accordance with SFAS 141, "Business Combinations." The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair value of the tangible net assets acquired is recorded as intangibles. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items.

        The Company assesses the potential impairment of long-lived assets and identifiable intangibles under the guidance of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." which states that a long-lived asset should be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset exceeds its fair value. An impairment loss is recognized only if the carrying amount of the long-lived asset exceeds its fair value and is not recoverable.

        The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There is no assurance that actual results will not differ from these estimates.

Fiscal Year 2004 Compared to Fiscal Year 2003

Results From Operations

Revenues

        Revenues were $4,807,000 and $1,961,000 for the years ended December 31, 2004 and 2003, respectively. Revenues consisted of $4,346,000 and $1,477,000 of installation revenues and $460,000 and $484,000 of software support revenues for the years ended December 31, 2004 and 2003, respectively. The increase in revenue is due to revenues generated by the Company's acquired Trestle business as of May 20, 2003.

Cost of Sales

        Cost of sales was $2,243,000 and $535,000 for the years ended December 31, 2004 and 2003, respectively. The increase in cost of sales is due to the increase in revenues described above.

Research and Development

        Research and development expenses were $1,847,000 and $1,228,000 for the years ended December 31, 2004 and 2003, respectively. The increase in research and development results from the acquisition of Trestle as of May 20, 2003. The principal component of this expense is compensation expense paid to consultants and employees of $1,322,000 and $973,000 for the years ended December 31, 2004 and 2003, respectively.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $5,905,000 and $3,909,000 for the years ended December 31, 2004 and 2003, respectively, an increase of $1,996,000. The increase in selling, general and administrative expenses is principally attributed to an increase in expenses due to our addition of Trestle's personnel, consultants and our attorney fees as of the date of acquisition. The total expense relating employees, consultants and our attorneys was $4,417,000.

Interest Income/(Expense)

        Interest income/(expense) was ($436,000) and $39,000 in the years ended December 31, 2004 and 2003, respectively. The increase is principally attributed to the interest from the beneficial conversion feature of the convertible note.

Discontinued Operations

        Income from discontinued operations was zero and $1,876,000 in the years ended December 31, 2004 and 2003, respectively. The decrease of $1,876,000 can be principally attributed to the gain on sale of the PM Entertainment Library in 2003.

Liquidity and Capital Resources

        Net cash used in operating activities was $3,812,000 and $4,582,000 in the years ended December 31, 2004 and 2003, respectively. The decrease of $770,000 in cash used by operating activities was primarily due to the reduction in prepaid expenses, and an increase in accounts payable when comparing 2004 to 2003. These were partially offset by higher operating losses in 2004 and cash provided by discontinued operation in 2003. Prior to the Trestle Acquisition, we were a licensor of filmed entertainment with few employees.

        Net cash provided by/(used in) investing activities was ($78,000) and $2,969,000 in the years ended December 31, 2004 and 2003, respectively. The decrease of $3,047,000 in cash provided by investing activities was primarily due to investing activities in 2003 principally resulted from the purchase of substantially all of the assets of Old Trestle and the sale of the PM Entertainment Library.

        Net cash provided by/(used in) financing activities was $5,899,000 and zero in 2004 and 2003, respectively. The increase of $5,899,000 in cash provided by financing activities was primarily due to the sale of common stock and warrants in 2004.

        During the second and third quarters of the year ended December 31, 2004, we sold 2,237,000 units in a private placement resulting in net proceeds of $4,474,000. Each unit consisted of one share of common stock and a warrant to purchase one half share of common stock for $2.00 per share. In March 2004, the Company raised $420,000 pursuant to a bridge financing agreement with Zaykowski Partners, LP to meet its short-term operating cash needs. Under this agreement, the company issued a convertible promissory note in the principal amount of $420,000, which was secured by all the assets of the Company, and a warrant to purchase 9,300 shares of common stock at $4.40 per share. In July 2004, the convertible note converted into 220,000 shares of common stock and 110,000 warrants.

        Additionally, during the fourth quarter of the year ended December 31, 2004, we sold 1,143,000 units in a private placement resulting in net proceeds of $2,000,000. On January 21, 2005, the Company completed this private placement. The placement was a unit offering to institutional and accredited investors, with each unit consisting of one share of the Company's common stock and a warrant to purchase 0.75 shares of common stock. The units were priced at $1.75 and each warrant is exercisable for shares at $1.75 per share. The Company sold an aggregate of 2,600,000 units resulting in gross proceeds of $4,550,000 to the Company of which the $2,000,000 had been received by December 31, 2004. The Company has agreed to file a registration statement for the purpose of registering for resale the shares of common stock forming the units, including the common stock underlying the warrants. The Company paid commissions of $19,600 to Scottsdale Capital and $137,597 to T.R. Winston & Company as non-exclusive agents on the funding. These payments were offset against funds received in the offering.

        The Company has suffered recurring losses from operations and has an accumulated deficit of $44,761,000 at December 31, 2004. Primarily as a result of our recurring losses and our lack of liquidity, the Company has received a report from our independent auditors that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. Management anticipates that our existing cash and cash equivalents will be sufficient to fund our operations through at least December 2005. To continue our operations, or if our current level of operations change, the Company will be required to secure additional working capital, by way of equity or debt financing, or otherwise, to sustain continuing operations. There is no assurance that the Company will be able to secure sufficient financing or on terms acceptable to the Company. If we are unable to obtain adequate funds if and when needed, we would be required to delay, limit or eliminate some or all of our proposed operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current stockholders is likely to or will be reduced. Please see the section below entitled "Risks Related to Our Future Operations."

Factors That Might Affect Future Results

        We have experienced significant fluctuations in our quarterly operating results in the past, and we expect to experience fluctuations in the future. Our customers, who are primarily public and private clinical laboratories, research organizations and hospitals, generally operate on annual budgets. Their spending practices, business cycles and budgeting cycles affect our revenues. Factors that may have an influence on our operating results in any particular quarter include: demand for our products, seasonality of our sales, new product introductions by us or our competitors, and the costs and time required for a transition to the new products, timing of orders and shipments for capital equipment sales, our mix of sales between our distributors and our direct sales force, competition (including pricing pressures), timing and amount of research and development expenses (including clinical trial-related expenditures), foreign currency fluctuations, delays between our incurrence of expenses to develop new products (including expenses related to marketing and service capabilities), and the timing of sales and payments received for the new products and the uncertainty of FDA or other domestic and international regulatory clearances or approvals.

        Due to the factors noted above, our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. It is possible that our future operating results will be below the expectations of public market analysts and investors. If our operating results fall below market expectations, the price of our common stock could decline significantly.

Inflation and Seasonality

        Inflation has not been material to the Company during the past five years. Seasonality has not been material to the Company.

DESCRIPTION OF PROPERTY

        Our executive offices consist of approximately 14,000 square feet of general office space located at 11835 W. Olympic Blvd., Suite 550, Los Angeles, California 90064. We entered into a seven-year lease for such office space commencing in December 1999, with a five-year option to renew. As of March 31, 2005, we have subleased approximately 2,000 square feet of this office space. Pursuant to an agreement relating to his services as Chairman of the Company, Mr. Doherty is entitled to use up to 3,500 square feet of office space, at the Company's expense, in the Company's Los Angeles office. A portion of such space is being used by Doherty & Company, LLC. We lease approximately 7,000 square feet of office, production and warehouse space at 199 Technology Dr. # 105, Irvine, California 92618 for our principal offices. We are in the process of relocating out principle offices to our facility in Los Angeles. In conjunction which the acquisition of InterScope's assets, as of March 1, 2005, the Company assumed the InterScope's lease of 2,100 square feet at 12300 Perry Highway, Suite 110, Wexford, PA 15090. We recorded rent expense of $503,000 for our executive and principal offices during the year ended December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Other than as listed below, we have not been a party to any significant transactions, proposed transactions, or series of transactions, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

        As a result of the close of the acquisition of the assets of Old Trestle, as additional compensation for their respective consulting services, we granted to Michael Doherty, our Chairman, and David Weiner, one of our Co-Presidents at the time of the close of that transaction, warrants to purchase a number of shares of our common stock equal to 2.5% and 1%, respectively, of our issued and outstanding common stock on a fully diluted basis, as may be adjusted from time to time based on their respective anti-dilution provisions, each at an exercise price of $1.00 per share. Those warrants become exercisable on May 20, 2004. Mr. Weiner also received a lump sum payment of $50,000 on the close of that transaction.

        Additionally, on September 26, 2003, we granted to Michael Doherty, our Chairman, warrants to purchase 406,714 shares of our common stock at an exercise price of $0.62 per share. Fifty percent of those warrants become exercisable on May 5, 2004 and the remainder will vest in equal monthly installments on the last day of each month over the following 12 months. On August 19, 2004, the Company granted Mr. Doherty a bonus of $150,000 in recognition for his services. During September 2004, the Company entered into an agreement to retain Mr. Doherty's services as Chairman and to pay Mr. Doherty $10,000 per month for ten months starting August 1, 2004.

        Certain employees and directors of the Company are affiliated with Doherty & Company, LLC. Michael Doherty, the Chairman of the Company, is the president and controlling member of Doherty & Company, LLC. Crosby Haffner, a director of the Company and formerly the Company's Interim President, is a Managing Director of Doherty & Company, LLC. Brandon Rockow, a full time employee of the Company who provides support for the Company's financing, industry research, mergers and acquisitions, and investor relations activities, also maintains his securities license at and consults on specific projects to Doherty & Company, LLC. Tina Maddela, a part time employee of the Company who provides assistance to Roger Burlage, the Company's former Chairman and Chief Executive Officer, pursuant to Mr. Burlage's employment contract with the Company, is also a part time employee of Doherty & Company, LLC.

        Effective September 1, 2004, the Company entered into an agreement to pay Doherty & Company, LLC $10,000 per month for financial advisory services requested from time to time by the Company. Pursuant to this agreement Doherty & Company, LLC provides the Company with various financial advisory services, including but not limited to consulting with respect to proposed financings, advising the Company on potential mergers and acquisitions, and providing the Company with investor relations services. This agreement may be terminated at any time by either party. Prior to this agreement, the Company reimbursed Doherty & Company, LLC $11,250 for overhead incurred in providing administrative services to the Company in connection with the private placement transaction completed by the Company in July 2004. In addition, pursuant to the agreements governing Mr. Doherty's services as Chairman to the Company, Mr. Doherty is entitled to use up to 3,500 square feet of office space, at the Company's expense, in the Company's Los Angeles office, in connection with his services as Chairman and other activities. A portion of such space is being used by Doherty & Company, LLC.

        Pursuant to a consulting agreement with our company, our Company paid consulting fees in the amount of $170,000 from November 1, 2003 to July 15, 2004, to Crosby Haffner, who then served as the Company's Interim President. As compensation for his services as the Company's Interim President, we granted to Mr. Haffner 115,000 warrants with exercise prices between $2.60 and $5.40 per share.

        Maurizio Vecchione and Barry Hall are principals in Synthetica, Ltd which provided consulting services to the company from May 15, 2004 to July 15, 2004. During that time Synthetica was paid $35,913 in fees and expense reimbursement.

        Our Company incurred consulting fees and tax return preparation expenses in the amount of $69,000 and $184,000 during the years ended December 31, 2004 and 2003, respectively. The consulting fees and tax return preparation expenses were charged by Kellogg & Andelson, a Southern California based public accounting firm. Gary Freeman, our former Chief Financial Officer, is currently a Vice President and director of Kellogg & Andelson.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        The shares of our common stock have been listed and principally quoted on the OTC Bulletin Board under the trading symbol "TLHO.OB" since October 6, 2003. Prior to October 6, 2003, the Company's common stock was traded on the OTC Bulletin Board under the symbol "SLDE.OB" and prior to August 9, 2002, the Company's common stock was traded on the OTC Bulletin Board under the symbol "SUNE.OB."

        The following table sets forth, for the fiscal quarters indicated, the high and low sale price for our common stock, as reported on the OTC Bulletin Board.

Quarterly period	High	Low
Fiscal year ended December 31, 2002:
First Quarter	$1.10	$0.80
Second Quarter	$1.20	$0.70
Third Quarter	$1.00	$0.70
Fourth Quarter	$0.72	$0.45
Fiscal year ended December 31, 2003:
First Quarter	$0.62	$0.50
Second Quarter	$0.70	$0.50
Third Quarter	$4.00	$0.40
Fourth Quarter	$7.75	$3.50
Fiscal year ended December 31, 2004:
First Quarter	$5.50	$4.00
Second Quarter	$4.05	$2.40
Third Quarter	$3.50	$1.50
Fourth Quarter	$2.15	$1.25

Closing Price; Holders

        On April 15, 2005, the closing price for our common stock, as reported by the OTC Bulletin Board, was $3.08 per share and there were approximately 550 holders of record of our common stock and no holders of record of our preferred stock.

Dividends

        We have not paid any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We expect to retain our earnings, if any, to provide funds for the expansion of our business. Future dividend policy will be determined periodically by our board of directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors.

Securities authorized for issuance under equity compensation plans.

        The following table sets forth certain information regarding the Company's equity compensation plans as of April 15, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	862,583	2.26	962,417
Equity compensation plans not approved by security holders	4,743,156	6.89	0
Total	5,605,739	6.18	962,417

        Our current employee stock option plans (the "Plans") provide for the grant of non-statutory or incentive stock options to the Company's employees, officers, directors or consultants.

        The Compensation Committee of our board of directors administers the Plans, selects the individuals to whom options will be granted, determines the number of options to be granted, and the term and exercise price of each option. Stock options granted pursuant to the terms of the Plans generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant (110% for awards issued to a 10% or more stockholder). The term of the options granted under the Plans cannot be greater than 10 years; 5 years for a 10% or more stockholder. Options vest at varying rates generally over five years. On January 28, 2005, the Board of Directors authorized an increase of 1,000,000 shares available for grant under the plans, subject to stockholder approval within twelve months. An aggregate of 1,855,000 shares were reserved under the Plans, of which 962,417 shares were available for future grant at April 15, 2005.

EXECUTIVE COMPENSATION

        The following table and related footnotes show the compensation paid during the fiscal years ended December 31, 2004, 2003, and 2002, to the Company's principal executive officer and each of the other executive officers serving during the year ended December 31, 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation							Long Term Compensation
Name and Principal Position(2)	Year	Salary			Bonus		Other Annual Compensation		Awards of Stock, Options and Warrants
Michael Doherty Chairman of the Board	2004 2003		$50,000 N/A	(1)	$150,000	(1)	$151,386 46,700	(1) (1)	10,000 521,066	(1) (1)
Maurizio Vecchione Chief Executive Officer	2004		$91,666		$34,375		$35,912	(2)	$250,000	(2)
Barry Hall President and Chief Financial Officer	2004		$68,750		$22,913		$35,912	(2)	$150,000	(2)
Jack Zeineh Chief Science Officer	2004 2003	$ $	200,000 123,000		N/A N/A		N/A N/A		N/A 187,500
Crosby Haffner Interim President	2004 2003	$ $	130,000 40,000		N/A N/A		N/A N/A	(3) (3)	52,500 112,500	(3) (3)
Gary Freeman Chief Financial Officer	2004 2003	$ $	69,000 164,000		N/A N/A		N/A N/A	(3) (3)	N/A 35,000	(3) (3)

(1)
For 2004 this represents $50,000 for chairman services, $150,000 in bonus compensation, $51,286 for Doherty & Co. services and expenses, $80,100 in estimated fair market value of office space and parking provided at no cost and $20,000 for board compensation. For 2003 this represents $20,000 in board compensation and $26,700 estimated fair market value of office space and parking provided at no cost.

(2)
Maurizio Vecchione was appointed as Chief Executive Officer and Barry Hall was appointed as President, Chief Financial Officer and Secretary in July 2004. Maurizio Vecchione and Barry Hall are principals in Synthetica, Ltd which provided consulting services to the company from May 15, 2004 to July15, 2004. During that time Synthetica was paid $35,913 in fees and expenses reimbursement.

(3)
On January 15, 2003, the Board of Directors of the Company authorized the creation of the Office of the President to provide for a smooth transition from previous management of the Company. The Office of the President was created to provide general supervision, direction and control of the Company. Gary Freeman and two other former executives were appointed to serve in the Office of the President.

OPTION AND WARRANT GRANTS IN LAST FISCAL YEAR

        The following table and related footnotes set forth the number of securities underlying options and warrants granted in the last fiscal year (2004) and held by the Company's Executive Officers.

Name	Number of Securities Underlying Options and Warrants Granted	Percent of Total Options and Warrants Granted in Fiscal Year		Exercise or Base Price($/Share)		Expiration Date
Michael Doherty	10,000	0.35%			$4.50	1/8/2014
Crosby Haffner	45,000 7,500	1.55 0.26	% %	$ $	3.60 2.60	4/4/2009 7/1/2009
Gary Freeman	0	N/A			N/A	N/A
Barry Hall	150,000	5.16%			$2.50	7/15/2012
Maurizio Vecchione	250,000	8.61%			$2.50	7/15/2012

AGGREGATED OPTION AND WARRANT EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION AND WARRANT VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options and Warrants at 12/31/04	Value of Unexercised In-the-Money Options and Warrants at 12/31/04
Michael Doherty	0	N/A	531,066	687,017
Crosby Haffner	0	N/A	165,000	50,000
Gary Freeman	0	N/A	35,000	48,300
Barry Hall	0	N/A	150,000	0
Maurizio Vecchione	0	N/A	250,000	0
Jack Zeineh	0	N/A	187,500	279,375

DIRECTOR COMPENSATION

        Directors of the Company who are neither employees of the Company nor of the Company's affiliates receive $20,000 in cash each year for serving on the Board. Each Director receives 10,000 options at the beginning of each year, at market, vesting 25% at the end of each quarter. Committee chairpersons receive 10,000 options granted at the inception of such member's tenure and at the beginning of each year served. Such grants are made at market at the time of grant, and will vest 25% at the end of each quarter. Committee members receive 5,000 options granted at the inception of such member's tenure and at the beginning of each year served. Such grants are made at market at the time of grant, and will vest 25% at the end of each quarter. New committee members receive a one-time option grant of 30,000 on the date of appointment, vesting 25% each quarter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Our consolidated financial statements for the years ended December 31, 2004 and 2003 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Singer Lewak Greenbaum & Goldstein LLP as experts in auditing and accounting. None of the reports of Singer Lewak Greenbaum & Goldstein LLP on our consolidated financial statements for either of the past two years or the interim period was modified as to uncertainty, audit scope or accounting principles. Their reports on our consolidated financial statements for the years ended December 31, 2004 and 2003 contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements. See "Financial Statements" beginning on page F-1. There were no disagreements with Singer Lewak Greenbaum & Goldstein LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust, 59 Maiden Lane, New York, New York 10038, Attn: Carline Jocelyn, business 718-921-8206, facsimile: 718-921-8336.

WHERE TO GET MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        Our filings may also be accessed through the SEC's web site (http://www.sec.gov). We will provide a copy of any or all documents incorporated by reference herein (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this prospectus is delivered, upon written or oral request to Trestle Holdings, Inc. 199 Technology Dr. # 105, Irvine, CA 92618, business 949-673-1907.

        We will furnish record holders of our securities with annual reports containing financial statements audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information, and such other periodic reports as we may determine to be appropriate or as may be required by law.

FINANCIAL STATEMENTS

TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
Report of Independent Accountants	F-2
Consolidated Balance Sheets	F-3 to F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Stockholders' Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8 to F-21
TRESTLE CORPORATION, INC. FINANCIAL STATEMENTS FOR THE PERIOD FROM APRIL 1, 2003 TO MAY 20, 2003, FOR THE YEAR ENDED MARCH 31, 2003, AND FOR THE PERIOD FROM OCTOBER 1, 2001 (INCEPTION) TO MARCH 31, 2002
Independent Auditors' Report	F-22
Balance Sheets	F-23
Statements of Operations	F-24
Statements of Changes in Stockholders' Deficiency	F-25
Statements of Cash Flows	F-26
Notes to Financial Statements	F-27

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Trestle Holdings, Inc.
Irvine, California

We have audited the consolidated balance sheets of Trestle Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trestle Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Los Angeles, California
March 26, 2005

 TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Years Ended December 31,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,371,000	$363,000
Accounts receivable, net of allowance for doubtful accounts of $59,000 and $6,000 in 2004 and 2003, respectively	979,000	505,000
Inventory	550,000	223,000
Prepaid expenses and other assets	85,000	573,000

TOTAL CURRENT ASSETS	3,985,000	1,664,000

Other assets	315,000	535,000
Fixed assets, net of accumulated depreciation of $342,000 and $1,170,000 in 2004 and 2003, respectively	117,000	165,000
Goodwill	1,514,000	1,514,000
Intangible assets, net of accumulated amortization of $395,000 and $158,000 in 2004 and 2003, respectively	335,000	584,000

TOTAL ASSETS	$6,266,000	$4,462,000

See accompanying notes to consolidated financial statements.

(Continued)

 TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Years Ended December 31,
	2004	2003
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,084,000	$1,068,000
Deferred revenue	377,000	554,000

TOTAL CURRENT LIABILITIES	1,461,000	1,622,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $10 par value, 4,675,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2004 and 2003, respectively	—	—
Series B Convertible Preferred Stock, $1,000 stated value, 250,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2004 and 2003, respectively, liquidation preference of zero and zero at December 31, 2004 and 2003, respectively	—	—
Common stock, $.001 par value, 40,000,000 shares authorized, 6,443,000 and 3,033,000 issued and outstanding at December 31, 2004 and 2003, respectively	6,000	3,000
Additional paid in capital	49,613,000	43,019,000
Deferred stock compensation	(53,000)	(486,000)
Accumulated deficit	(44,761,000)	(39,696,000)

Total stockholders' equity	4,805,000	2,840,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,266,000	$4,462,000

See accompanying notes to consolidated financial statements.

 TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003
REVENUES
Product	$4,347,000	$1,477,000
Software support	460,000	484,000

Total revenues	4,807,000	1,961,000
COST OF SALES	2,243,000	535,000

GROSS PROFIT	2,564,000	1,426,000
OPERATING EXPENSES
Research and development	1,847,000	1,228,000
Selling, general and administrative expenses	5,905,000	3,909,000

Total operating expenses	7,752,000	5,137,000
LOSS FROM OPERATIONS	(5,188,000)	(3,711,000)
Interest income and other, net	123,000	39,000

LOSS FROM CONTINUING OPERATIONS	(5,065,000)	(3,672,000)
Net income from discontinued operations	—	232,000
Gain on sale of discontinued operations	—	1,644,000

Total gain from discontinued operations	—	1,876,000

NET LOSS	(5,065,000)	(1,796,000)
Preferred stock dividends	—	(827,000)
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(5,065,000)	$(2,623,000)
LOSS PER SHARE OF COMMON STOCK BEFORE DISCONTINUED OPERATIONS—Basic and diluted	$(1.24)	$(2.78)
Discontinued operations	—	1.42
Preferred stock dividends	—	(0.63)

NET LOSS PER SHARE OF COMMON STOCK—Basic and diluted	$(1.24)	$(1.99)
WEIGHTED AVERAGE SHARES OUTSTANDING—Basic and diluted	4,087,000	1,317,000

See accompanying notes to consolidated financial statements.

 TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2004 AND 2003

	Series B Preferred		Common Stock
					Additional Paid in Capital	Deferred Stock Compensation	Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
BALANCE, DECEMBER 31, 2002	12,235	12,235,000	455,000	0	26,459,000	0	(37,073,000)	1,621,000
Stock dividends declared	583	583,000					(827,000)	(244,000)
Corporate reorganization	(12,818)	(12,818,000)	2,578,000	3,000	15,386,000			2,571,000
Issuance of warrants and options					1,174,000	(486,000)		688,000
Net loss							(1,796,000)	(1,796,000)

BALANCE, DECEMBER 31, 2003	0	$0	3,033,000	$3,000	$43,019,000	(486,000)	$(39,696,000)	$2,840,000
Issuance of warrants and options					275,000	433,000		708,000
Exercise of options			30,000		19,000			19,000
Beneficial conversion feature on convertible note payable					403,000			403,000
Offering costs					(574,000)			(574,000)
Issuance of common stock on conversion of convertible note payable			220,000		440,000			440,000
Issuance of common stock for cash			3,160,000	3,000	6,031,000			6,034,000
Net loss							(5,065,000)	(5,065,000)

BALANCE, DECEMBER 31, 2004	0	$0	6,443,000	$6,000	$49,613,000	(53,000)	$(44,761,000)	$4,805,000

See accompanying notes to consolidated financial statements.

 TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss before discontinued operations	$(5,065,000)	$(3,672,000)
Adjustments to reconcile loss before discontinued operations to net cash provided by/(used in) operating activities:
Depreciation and amortization	375,000	222,000
Provision for doubtful accounts	85,000	—
Deferred stock compensation	691,000	688,000
Interest on fixed conversion features	440,000	—
Changes in operating assets and liabilities, net of effects from acquisition/disposition of business:
Accounts receivable	(559,000)	(447,000)
Inventory	(327,000)	8,000
Prepaid expenses and other assets	709,000	(294,000)
Income taxes receivable		7,000
Accounts payable and accrued expenses	16,000	(1,714,000)
Deferred revenue	(177,000)	(479,000)

Net cash (used in) continuing operations	(3,812,000)	(5,681,000)
Net cash provided by discontinued operations		1,099,000

Net cash (used in) operating activities	(3,812,000)	(4,582,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(78,000)	(77,000)
Cash paid for acquisition of Trestle	—	(1,175,000)
Net proceeds from divesture of discontinued operations	—	4,221,000

Net cash (used in)/provided by investing activities	(78,000)	2,969,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from exercise of common stock options	19,000	—
Offering costs on issuance of common stock	(574,000)	—
Net proceeds from issuance of common stock	6,034,000	—
Net proceeds from issuance of convertible note payable	420,000	—

Net cash provided by financing activities	5,899,000	—

NET INCREASE/(DECREASE) IN CASH	2,009,000	(1,613,000)
CASH, Beginning of period	363,000	1,976,000

CASH, End of period	$2,371,000	$363,000

	Years Ended December 31,
	2004	2003
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received/(paid) during the period for:
Interest	$29,000	$39,000
Income taxes	$—	$75,000

NON-CASH FINANCING ACTIVITY:

        See Note 2 for disclosure of non-cash financing activities.

See accompanying notes to consolidated financial statements

 TRESTLE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Current Operations and Background—Trestle Holdings (Delaware), Inc. ("Trestle Holdings" or "Company"), through its wholly owned subsidiary, Trestle Acquisition Corp. ("Trestle"), develops and sells digital tissue imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets. Trestle's digital tissue imaging products provide a digital platform to share, store, and analyze tissue images. Trestle's telemedicine product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients.

        On May 20, 2003, Trestle Holdings entered this line of business through its purchase of substantially all of the assets of Trestle Corporation, a Delaware corporation ("Old Trestle"), and certain assets of Med Diversified, Inc., a Nevada corporation and parent corporation of Old Trestle ("Med"), and two of Med's non-debtor subsidiaries.

        On August 29, 2003, a shareholder meeting was held where a plan was approved to reorganize the Company. Under the reorganization plan, the remaining entertainment assets of the Company were sold pursuant to terms entered into April 10, 2003. See discussion of the divestiture in Note 3. In addition, (1) a pro rata cash distribution of $2,000,000 was made to the holders of the Company's preferred stock on or about October 3, 2003; (2) Sunland Entertainment Co., Inc. ("Sunland") officially changed its name to Trestle Holdings, Inc.; and (3) all issued and outstanding shares of the Company's preferred stock were converted into 2,578,000 shares of common stock, giving the Company 3,033,000 shares of common stock outstanding immediately subsequent to the reorganization.

        On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $177,000 in operating and capital expenses.

        Going Concern—The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations since its inception and has an accumulated deficit of $44,761,000 at December 31, 2004.

        The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence. The recovery of the Company's assets is dependent upon continued operations of the Company.

        In addition, the Company's recovery is dependent upon future events, the outcome of which is undetermined. The Company intends to continue to attempt to raise additional capital, but there is no certainty that such efforts will be successful.

        Basis of Presentation and Principles of Consolidation—The consolidated financial statements reflect the financial position, results of operations and cash flows of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are sensitive to change and therefore actual results could differ from those estimates.

        Cash and Cash Equivalents—The Company considers investments with original maturities of 90 days or less to be cash equivalents.

        Accounts Receivable—The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management's evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

        Inventory—Inventory is valued at the lower of cost or market. Cost is determined using standard costs, which approximates first-in, first-out method assumption.

        Fixed Assets—Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from one to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated life of the improvement.

        Intangible Assets—In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company evaluates long-lived assets, including intangible assets other than goodwill, for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less then the assets' carrying amounts. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the Company's overall business and significant negative industry or economic trends. If such assets are identified to be impaired, the impairment to be recognized is the amount by which the carrying value of the asset exceeds the fair value of the asset.

        Goodwill and Other Indefinite Lived Intangibles—In accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", goodwill and other indefinite lived intangibles are not amortized, but are tested annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. No impairment losses were recorded for the years ending December 31, 2004 and 2003.

        Revenue Recognition—The Company recognizes revenues associated with the Trestle business on product sales after shipment of the product to the customer and formal acceptance by the customer has been received. Depending upon the specific agreement with the customer, such acceptance normally occurs subsequent to one or more of the following events: receipt of the product by the customer, installation of the product by the Company and/or training of customer personnel by the Company. For sales to qualified distributors revenues are recognized upon transfer of title which is generally upon shipment. Revenue collected in advance of product shipment or formal acceptance by the customer is reflected as deferred revenue. Revenue attributable to software maintenance and support is deferred and recognized ratably over the term of the maintenance agreement, generally one year.

        The Company recognizes revenue on multiple element arrangements using the residual method. Under the residual method, revenue is recognized when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of the undelivered elements such as consulting services and product maintenance, and recognizes the revenue for the remainder of the arrangement fee attributable to the elements initially delivered when the basic criteria in SOP 97-2 have been met. Revenue from consulting services is recognized as the related services are performed.

        Research and Development—The Company charges research and development expenses to operations as incurred.

        Income Taxes—The Company records income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The standard requires, among other provisions, an asset and liability approach to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        Stock-Based Compensation—We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," as amended by SFAS No. 148 "Accounting for Stock-based Compensation—Transition and Disclosure" using the intrinsic value method. Under APB No. 25, compensation expense is based on the difference, if any, between the fair value of our stock and the exercise price on the date of the grant, if the exercise price is less than the fair value of the stock.

        We account for equity instruments issued to non-employees in accordance with the provisions SFAS No. 123 "Accounting for Stock-based Compensation" and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction With Selling Goods and Services."

        The Company recorded no compensation expense for the year ended December 31, 2004 related to the stock option grants. The following table illustrates what the Company's loss would have been if the Black-Scholes option-pricing method had been used to calculate employee compensation expense.

	Years Ended December 31,
	2004	2003
Net Loss
As reported	$(5,065,000)	$(2,623,000)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(591,000)	(199,000)

Pro forma	$(5,656,000)	$(2,822,000)
Loss per share
Basic and diluted EPS as reported	$(1.24)	$(1.99)

Pro forma basic and diluted EPS	$(1.38)	$(2.14)

        The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants during the year ended December 31, 2004: expected life of option 6.40 years, expected volatility of 131%, risk free interest rate of 4.65% based upon the date of grant and a 0% dividend yield. The fair value, at date of grant, using these assumptions range from $1.09 to $2.61, and the weighted average was $1.51.

        Net Income (Loss) Per Share—The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," and Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Common equivalent shares related to stock options, warrants and convertible preferred stock have been excluded from the computation, for the years ended December 31, 2004 and 2003 because their effect is anti-dilutive.

        Concentration of Credit Risk—Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution may exceed FDIC insured limits. Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers, as well as their dispersion across geographic areas.

The Company performs ongoing credit evaluations of its customers and generally requires partial deposits. Although the Company has a diversified customer base, a substantial portion of its debtors' ability to honor their contracts is dependent upon financial conditions in the healthcare industry.

        Financial Instruments—The Company's financial instruments consist of cash, accounts receivable, accounts payable, notes payable and accrued expenses. The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are representative of their fair values due to their short-term maturities.

        Recently Issued Accounting Pronouncements—In November 2004, the FASB issued SFAS No. 151,"Inventory Costs". SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4,"Inventory Pricing". Paragraph 5 of ARB No. 43, Chapter 4, previously stated that ".. . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.. .." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS No. 152,"Accounting for Real Estate Time-Sharing Transactions". The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2,"Accounting for Real Estate Time-Sharing Transactions". SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66,"Accounting for Sales of Real Estate", for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

        In December 2004, the FASB issued SFAS No. 153,"Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29,"Accounting for Nonmonetary Transactions". Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS No. 123(R),"Share-Based Payment". SFAS 123(R) amends SFAS No. 123,"Accountung for Stock-Based Compensation", and APB Opinion 25,"Accounting for Stock Issued to Employees." SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective for the Company as of the first interim period or fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company's financial statement.

NOTE 2—ACQUISITION OF TRESTLE

        On May 20, 2003, the Company, by and through its wholly-owned subsidiary, Trestle Acquisition Corp., purchased substantially all of the assets of Old Trestle and certain assets of Med and two of Med's non-debtor subsidiaries (together with Old Trestle and Med, the "Sellers"). Old Trestle's business was historically in the telepathology and telemedicine industries. Under the terms of the acquisition, we, through our wholly-owned subsidiary, paid the Sellers $1,250,000 in cash, $100,000 of which was previously deposited in escrow as an earnest money deposit, and assumed certain liabilities of Old Trestle. Additionally, as additional compensation for their respective consulting services, we issued to a director, and one of our former Co-Presidents, warrants to purchase a number of shares of our Common Stock equal to 2.5% and 1%, respectively, of our issued and outstanding Common Stock each at an exercise price of $1.00 per share. These warrants are subject to anti-dilution provisions relating to the Corporate Reorganization. This former Co-President also received a lump sum payment of $50,000 on the close of this transaction. In addition, the Company entered into employment agreements with Old Trestle's President and its Chief Science Officer each for terms of three years at a salary of $200,000 per year. Under these employment agreements the executives are entitled to bonuses under certain performance criteria and were granted stock options equal to five percent of the fully diluted outstanding shares of the Company's common stock on the date of grant. On October 31, 2003, Old Trestle's President entered into a consulting agreement under which he resigned from his position as President and received 50,000 warrants and monthly consulting fee totaling $200,000 paid in twelve equal monthly installments over twelve months. During the second quarter the remaining amount of $173,666.66 owed to Old Trestle's President was fully discharged with a payment of $90,000.

        The total purchase price as allocated to assets and liabilities was based upon estimated fair market values obtained through an independent valuation. This allocation included the recording of approximately $730,000 to identifiable intangible assets (including $330,000 to purchased technology to be amortized over 3 years, $150,000 to trademarks to be amortized over 3 years, and $250,000 to customer list to be amortized over 3 years) and $1,514,000 to goodwill.

        A condensed, audited balance sheet reflecting the acquired assets and liabilities assumed as of the date of acquisition of the net assets of Old Trestle was as follows:

Cash	$123,000
Accounts receivable	51,000
Inventory	224,000
Prepaids and other	39,000
Fixed assets	78,000

Total assets	$515,000

Accounts payable	$181,000
Accrued expenses	227,000
Deferred revenue	1,032,000

Total liabilities	$1,440,000

        The following summarized unaudited pro forma consolidated results of operations reflect the effect of the Old Trestle acquisition as if it had occurred at the beginning of the period presented. The unaudited pro forma consolidated results of operations presented below are not necessarily indicative of operating results which would have been achieved had the acquisition been consummated as of the beginning of the periods presented and should not be construed as representative of future operations:

	Year ended December 31,
	2004	2003
Revenues	$4,807,000	$5,799,000
Cost of Sales	2,243,000	2,180,000

Gross Profit	2,564,000	3,619,000
Operating Expenses	7,629,000	7,355,000

Operating Loss	$5,065,000	$3,736,000

NOTE 3—DISCONTINUED OPERATIONS

        On September 4, 2003, the Company closed the previously reported sale of its remaining entertainment assets to Echo Bridge, LLC, formerly known as Film Library Acquisition Corp., (the "Purchaser"), in exchange for the assumption of certain related liabilities of the Company by the Purchaser and a purchase price of approximately $4,750,000. Of this amount, $750,000 was deposited in escrow for a period of two years following the closing of the transaction, subject to potential claims by the Purchaser against us for breaches of representations and warranties contained in the agreement. Subsequently, the parties agreed to release the escrow. The Company received $250,000 of the $750,000 escrow amount. The purchase price was determined by arms-length negotiation, and the Company recognized a gain on the sale of $1,644,000 during the year ended December 31, 2003. Included in the income from discontinued operations for the years ended December 31, 2004 and 2003, are revenues of zero and $1,839,000, respectively, and income from discontinued operations of zero and $232,000, respectively.

NOTE 4—INVENTORY

        Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following at December 31, 2004 and 2003:

	Years Ended December 31,
	2004	2003
Work-in-process	$438,000	$170,000
Finished goods	168,000	119,000
Reserve for obsolescence	(56,000)	(66,000)

Total	$550,000	$223,000

NOTE 5—FIXED ASSETS

        Depreciation expense was $131,000 and $64,000 in the years ended December 31, 2004 and 2003, respectively. Fixed assets are comprised of the following at December 31, 2004 and 2003.

	Years Ended December 31,
	2004	2003
Furniture, fixtures and equipment	$231,000	$858,000
Leasehold improvements	228,000	477,000

	459,000	$1,335,000
Less accumulated depreciation	(342,000)	(1,170,000)

Total	$117,000	165,000

NOTE 6—INTANGIBLE ASSETS

        Amortization expense was $243,000 and $158,000 in the years ended December 31, 2004 and 2003, respectively. Intangible assets are comprised of the following at December 31, 2004 and 2003.

	Years Ended December 31,
	2003	2002
Intangible assets	$730,000	$742,000
Less accumulated amortization	(395,000)	(158,000)

Net intangible assets	$395,000	$584,000

        The estimated amortization on these intangible assets for the years ended December 31, 2005, 2006 and 2007 will be $243,000, $152,000 and zero.

NOTE 7—INCOME TAX

        The income tax (benefit) expense for the years ended December 31, 2004 and 2003 consist of the following:

	Years Ended December 31,
	2004	2003
Current	$10,000	$—
Deferred	(920,000)	611,000
Valuation allowance	920,000	(611,000)

Provision for income taxes	$10,000	$—

        Income tax (benefit) expense computed at the statutory federal income tax rate of 34% and the provision for income tax (benefit) expense in the financial statements for the years ended December 31, 2004 and 2003 differ as follows:

	Years Ended December 31,
	2004	2003
Provision computed at the statutory rate	$920,000	$(611,000)
Change in valuation allowance	(920,000)	611,000

Income tax provision (benefit)	$—	$—

        The following are the components of the Company's deferred tax assets and (liabilities) at December 31, 2004 and 2003:

	Years Ended December 31,
	2004	2003
Federal net operating loss carryforward	$8,433,000	$7,815,000
State net operating loss carryforward	714,000	1,370,000
Accounts receivable	20,000	152,000
Charitable contributions	3,000	—
Depreciation	110,000	—
Equity based charges	800,000	725,000
Capital loss carryforward	1,356,000	2,328,000
Accrued Vacation	41,000	—
Goodwill	66,000	—

Total deferred tax asset	11,543,000	12,390,000
Goodwill	(85,000)	(12,000)
Deferred state taxes	(498,000)	(498,000)

Total deferred tax liability	(583,000)	(510,000)
Net deferred tax asset	10,960,000	11,880,000

Valuation allowance	$(10,960,000)	$(11,880,000)

Net deferred tax asset/(liability)	$—	$—

        At December 31, 2004, the Company has a net operating loss carryforward of approximately $24,800,000 and $8,900,000 for federal and state income tax purposes, respectively. These net operating loss carryforwards begin to expire in 2018 and 2004, respectively. The net operating losses can be carried forward to offset future taxable income, if any. Realization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use these carryforwards in the future.

NOTE 8—PREFERRED STOCK

        On September 4, 2003, the Company restructured the Company's capital structure. Under the restructuring, (1) a cash distribution of $2,000,000 was made to the holders' of the Company's Preferred Stock; (2) Sunland officially changed its name to Trestle Holdings, Inc.; and (3) all issued and outstanding shares of the Company's preferred stock including the Series A that was classified as a liability at December 31, 2002 were converted into 2,578,000 shares of common stock, giving the Company 3,033,000 shares of common stock outstanding immediately subsequent to the reorganization.

        In April 1993, the Company authorized 300,000 shares of convertible preferred stock and in April and September 1999 designated 30,000 shares as Series A Preferred Stock. As part of a refinancing that occurred in 1999, the Company issued 19,049 shares of Series A Preferred Stock.

        The Company recorded a deduction for the beneficial conversion feature associated with the issuance of Series A Preferred Stock based on the fair value of the underlying common stock at the date of issuance. The deduction was recorded ratably over a six-month period from April 1999 to October 1999, during which Series A Preferred Stock could not be converted into the Company's common stock.

        The Series A Preferred Stock is presented as a liability in accordance SFAS No. 150, on the Company's balance sheet, and is not included in stockholders' equity, since, under certain circumstances beyond the control of the Company, the holders of Series A Preferred Stock may redeem the shares in consideration for cash. In order to increase stockholders' equity, in May 2000, the Company allowed holders of Series A Preferred Stock to exchange a portion of their shares for an equivalent number of shares of Series B Convertible Preferred Stock. As described more fully in Note 9, Series B Preferred Stock has substantially similar characteristics to those of Series A Preferred Stock, but is classified as permanent equity. In May 2000, 8,460 shares of Series A Preferred Stock were exchanged for an equivalent number of Series B Preferred shares. In May 2001, approximately 7,500 shares of Series A Convertible Preferred Stock were exchanged for Series B Convertible Preferred Stock. In July 2001, the Company purchased 550 shares of Series A Preferred Stock from an affiliate of a company owned by a preferred shareholder, who is also a director of the Company.

        The Series A Preferred Stock has the following characteristics:

        Voting:    The holders of Series A Preferred Stock are entitled to elect two directors to the Company's Board of Directors and are entitled to the number of votes equal to the number of shares of common stock into which the Series A Preferred Stock is then convertible. On all other matters, including the election of the other Company directors, holders of the Series A Preferred Stock vote (on an as-converted basis) together with common stockholders and holders of Series B Preferred Stock (voting in an as-converted basis) as one class.

        Dividends:    The holders of the convertible preferred stock were entitled to receive dividends equal to $70 per share per annum paid quarterly.

        Liquidation Preference:    In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the Company's outstanding Series A Preferred Stock shall receive for each share an amount equal to the sum of $1,000 per share, respectively, payable in preference and priority to any payments made to the holders of the then outstanding common stock.

        Liquidation is deemed to include the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting from the transfer of 50% or more of the Company's voting power.

        Additionally, the Company may redeem, at its liquidation amount, Series A Preferred Stock five years following the date the shares were issued.

        Conversion:    Each share of Series A Preferred Stock, at the option of the holder, was convertible at any time into a number of shares of common stock as determined by dividing the Original Issue Price of Series A Preferred Stock by the Conversion Price, as defined, in effect at the time.

        In May 2000, the Company designated 30,000 shares of authorized Preferred Stock as Series B Preferred Stock. The Company issued 8,460 shares of Series B Preferred Stock in exchange for an equivalent number of shares of Series A Preferred Stock.

        The Series B Preferred Stock has substantially similar characteristics to those of Series A Preferred Stock. The liquidation provisions of Series B Preferred Stock differ from those of Series A Preferred Stock in that a liquidation event is not deemed to include the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting from the transfer of 50% or more of the Company's voting power. At December 31, 2002, the Series B Preferred Stock was convertible into 181,000 shares of the Company's common stock.

NOTE 9—STOCKHOLDERS' EQUITY

  Warrants

        During the year ended December 31, 2004, the Company issued 2,123,000 warrants to management, investors and consultants. The weighted average exercise price of the grants during the year ending December 31, 2004 was $1.98. The vesting periods on these grants range from immediate to 3 years, and the lives range from 4 to 10 years. To account for such grants to non-employees, we recorded deferred stock compensation of $258,000, and recognized compensation expense of $691,000 for the year ended December 31, 2004. Compensation expense is recognized ratably over the term of the related services provided.

        During the year ended December 31, 2003, the Company issued 821,520 warrants to management, board members and consultants. The weighted average exercise price of the grants during the year ending December 31, 2003 was $1.28. The vesting periods on these grants range from immediate to 3 years, and the lives range from 4 to 10 years. To account for such grants to non-employees, we recorded deferred stock compensation of $1,066,000, and recognized compensation expense of $580,000 for the year ended December 31, 2003.

        As partial consideration for entering into a revolving credit facility during the year ended December 31, 2000, the Company granted warrants to a bank to purchase 12,600 shares of common stock at $67.50 per share, of which 12,600 were outstanding at December 31, 2004. These warrants, which had a fair value of $320,000 at the date of grant, are fully vested and expire ten years from their issuance date. The Company recorded the fair value of these warrants as deferred financing costs to be expensed on a straight-line basis over the terms of the related revolving credit facility.

        As part of the 1999 Refinancing, the Company granted warrants to purchase 134,462 shares of common stock at prices ranging between $90 to $120 per share, of which 95,821 were outstanding at December 31, 2004. The warrants had a fair value of $2,360,000 at the date of grant, are fully vested and expire six to eight years from their issuance date.

        As a result of the refinancing that took place in 1999, the Company granted warrants, not covered by the employee stock purchase plans, to purchase 134,462 shares of common stock to certain employees, officers and directors of which 127,212 were outstanding at December 31, 2004. These warrants vest either on the grant date or over three years from the grant date. The options are exercisable at prices ranging from $90 to $120 per share and expire six to eight years from their issuance date.

NOTE 10—COMMITMENTS AND CONTINGENCIES

        Leases—The Company leases office space and office equipment under operating leases expiring through 2007. Future minimum lease payments due under non-cancelable operating leases at December 31, 2004 are as follows:

Years Ended December 31,
2005	$492,000
2006	508,000
2007	2,000

Total minimum lease payments	$1,002,000

        Rent expense charged to operations for the years ended December 31, 2004 and 2003 was $770,000 and $859,000. Rent income from sublease arrangements for the years ended December 31, 2004 and 2003 was $322,000 and $464,000. The Company does not expect significant income from sublease arrangements in the future.

        Litigation—The Company is party to legal proceedings, which are routine and incidental to the business. The Company believes these proceedings are without merit and the results of such litigation will not have a material adverse effect on the Company's financial condition or results of operations. However, there is no assurance that such litigation may not arise in the future.

        Employment Agreements—The Company entered into an employment agreement with Maurizio Vecchione, the Company's Chief Executive Officer, effective as of July of 2004, pursuant to which he is entitled to receive a base salary of $200,000 per year. Mr. Vecchione is also entitled to a guaranteed bonus payable $6,250 per month and an annual incentive bonus of up to $200,000 upon achieving revenue and earnings before interest, depreciation, taxes and depreciation targets ranging between 90% and 150% of budgeted levels. Mr. Vecchione is also entitled to four weeks paid vacation per year and to have his benefits reimbursed. The agreement expires, if not earlier terminated, on December 31, 2006. The Company agreed to appoint Mr. Vecchione to the board of directors and to use its best efforts to cause him to be re-elected during the term of his employment agreement. Mr. Vecchione is entitled to receive one year's salary and guaranteed bonus if he is terminated or resigns within six months of a change of control of the Company. Mr. Vecchione also received non-plan options to acquire 250,000 shares of common stock at an exercise price of $2.50. The option vests 1/30th per month commencing July 31, 2004, or, to the extent not vested, upon a change of control. The option expires the earlier of the eighth anniversary of the date of grant or five years after fully vesting.

        The Company entered into an employment agreement with Barry Hall, the Company's President and Chief Financial Officer, effective as of July of 2004, pursuant to which he is entitled to receive a base salary of $150,000 per year. Mr. Hall is also entitled to a guaranteed bonus payable $4,166 per month and an annual incentive bonus of up to $150,000 upon achieving revenue and earnings before interest, depreciation, taxes and depreciation targets ranging between 90% and 150% of budgeted levels. Mr. Hall is also entitled to four weeks paid vacation per year and to participate in the employee benefit plan. The agreement expires, if not earlier terminated, on December 31, 2006. Mr. Hall is entitled to receive one year's salary and guaranteed bonus if he is terminated or resigns within six months of a change of control of the Company. Mr. Hall also received non-plan options to acquire 150,000 shares of common stock at an exercise price of $2.50. The option vests 1/30th per month commencing July 31, 2004, or, to the extent not vested, upon a change of control. The option expires the earlier of the eighth anniversary of the date of grant or five years after fully vesting.

        As discussed in Note 2, the Company entered into employment agreements with Old Trestle's President and its Chief Science Officer each for terms of three years at a salary of $200,000 per year. In addition, under these employment agreements the executives are entitled to bonuses under certain performance criteria and were granted stock options equal to five percent of the fully diluted outstanding shares of the Company's common stock on the date of grant. The President resigned his employment with the Company effective October 31, 2003, and was given a 12 month consulting agreement and 50,000 warrants exercisable at $0.51 per share. During the second quarter the remaining amount of $173,666.66 owed to Old Trestle's President was fully discharged with a payment of $90,000.

        The Company entered into an employment agreement with Roger A. Burlage, dated April 7, 1999 which provides that he would serve as the Company's Chairman and Chief Executive for a term of four years. Mr. Burlage was entitled to an annual salary of $500,000, with minimum annual increases of 7.5%. Mr. Burlage was also eligible to receive a discretionary bonus as determined by the Board. As part of the agreement, Mr. Burlage was granted warrants to purchase 40,000 shares of the Company's Common Stock at exercise prices ranging from $90.00 to $120.00 per share, and was to receive up to an additional 20,000 warrants at his election under certain circumstances within one year of the effective date of his employment agreement which did not occur. One half of the original warrants vested upon Mr. Burlage signing the agreement and the balance vest over a three-year period, with 25% vesting on the first anniversary, and 12.5% vesting on each of the second and third anniversaries of the agreement. Mr. Burlage was also entitled to be reimbursed for up to $7,500 per year for country club dues, and to receive all other benefits generally available to the Company's other officers, including participation in stock incentive, retirement, medical, dental and accidental benefit plans, life and disability insurance and vacation. If Mr. Burlage's position was eliminated as a result of a merger or consolidation of the Company, Mr. Burlage would be entitled to terminate his employment within three months of such event and to receive all salary, benefits and emoluments in effect as such date through the remainder of his four-year term. In January of 2003, Mr. Burlage notified the Board of Directors that he intended to resign from his position at the expiration of his contract in April of 2003. On January 15, 2003, the Board of Directors authorized the creation of the Office of the President to provide for a smooth transition during the remainder of Mr. Burlage's employment term. Mr. Burlage's employment agreement ended in April 2003.

NOTE 11—STOCK OPTION PLANS

        Stock Option Plans—The Company's employee stock option plans (the "Plans") provide for the grant of non-statutory or incentive stock options to the Company's employees, officers, directors or consultants.

        The Compensation Committee of the Company's Board of Directors administers the Plans, selects the individuals to whom options will be granted, determines the number of options to be granted, and the term and exercise price of each option. Stock options granted pursuant to the terms of the Plans generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant. The term of the options granted under the Plans cannot be greater than 10 years. Options vest at varying rates generally over three to five years. An aggregate of 855,000 shares were reserved under the Plans, of which 67,000 shares were available for future grant at December 31, 2004.

        The following table summarizes activity in the Company's stock option plans during the years ended December 31, 2004, December 31, 2003 and 2002:

	Number of Shares	Weighted Average Price Per Share
Balance at December 31, 2002	163,000	$101.02
Granted	643,000	1.74
Expired	(150,000)	102.31
Canceled	(263,000)	0.54

Balance at December 31, 2003	393,000	$3.48
Granted	382,000	3.81
Exercised	(30,000)	0.62

Balance at December 31, 2004	745,000	$3.80

        The following summarizes pricing and term information for options issued to employees and directors which are outstanding as of December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2004	Weighted Average Exercise Price
$0.50 - 1.00	290,000	8.67	$0.62	202,000	$0.62
1.01 - 10.00	442,000	9.00	3.97	287,000	3.96
45.00 - 50.00	1,000	5.42	45.00	1,000	45.00
65.00 - 72.50	11,000	4.80	67.45	11,000	67.45
105.00	1,000	3.42	105.00	1,000	105.00

$0.50 - 105.00	745,000	8.80	$3.80	502,000	$4.29

        Non-Plan Stock Options—During the year ended December 31, 2004, the Company's issued 400,000 non-plan stock options with a strike price of $2.50 to Maurizio Vecchione and Barry Hall. See Note 10 Employment Agreements for further details.

NOTE 12—EARNINGS PER SHARE

        The following table sets forth common stock equivalents (potential common stock) for the years ended December 31, 2004 and 2003 that are not included in the loss per share calculation above because their effect would be anti-dilutive for the periods indicated:

	Year Ended December 31,
	2004	2003
Weighted average common stock equivalents:
Plan Stock Options	745,000	393,000
Non-Plan Stock Options	400,000	0
Warrants	3,181,000	1,057,000

NOTE 13—CONCENTRATION OF CREDIT RISK

        Although we are directly affected by the economic well being of significant customers listed in the following paragraph, we do not believe that significant credit risk exists at December 31, 2004. We perform ongoing evaluations of our customers and require letters of credit or other collateral arrangements as appropriate. Accordingly, trade receivable credit losses have not been significant.

        The Company had two customers that accounted for 10% and 8% of the Company's revenues for the year ended December 31, 2004. As of December 31, 2004, the accounts receivable for these customers as a percentage of the Company's total accounts receivable was 42% and 16% of respectively.

NOTE 14—RELATED PARTIES

        Other than as listed below, we have not been a party to any significant transactions, proposed transactions, or series of transactions, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

        During the year ended December 31, 2004 and 2003, our Company incurred consulting fees and tax return preparation expenses in the amount of $69,000 and $184,000, respectively. The consulting fees and tax return preparation expenses were charged by Kellogg & Andelson, a Southern California based public accounting firm. Gary Freeman, our former Chief Financial Officer, is currently a Vice President and director of Kellogg & Andelson.

        Pursuant to a consulting agreement with our company, our Company paid consulting fees in the amount of $170,000 from November 1, 2003 to July 15, 2004 to Crosby Haffner, who then served as the Company's Interim President. As compensation for his services as the Company's Interim President, we granted to Mr. Haffner 115,000 warrants with exercise prices between $2.60 and $5.40 per share.

        As a result of the close of the acquisition of the assets of Old Trestle, as additional compensation for their respective consulting services, we granted to Michael Doherty, our Chairman, and David Weiner, one of our Co-Presidents at the time of the close of that transaction, warrants to purchase a number of shares of our common stock equal to 2.5% and 1%, respectively, of our issued and outstanding common stock on a fully diluted basis, as may be adjusted from time to time based on their respective anti-dilution provisions, each at an exercise price of $1.00 per share. Those warrants become exercisable on May 20, 2004. Mr. Weiner also received a lump sum payment of $50,000 on the close of that transaction.

        Additionally, on September 26, 2003, we granted to Michael Doherty, our Chairman, warrants to purchase 406,714 shares of our common stock at an exercise price of $0.62 per share. Fifty percent of those warrants become exercisable on May 5, 2004 and the remainder will vest in equal monthly installments on the last day of each month over the following 12 months. On August 19, 2004, the Company granted Mr. Doherty a bonus of $150,000 in recognition for his services. During September 2004, the Company entered into an agreement to retain Mr. Doherty's services as Chairman and to pay Mr. Doherty $10,000 per month for ten months starting August 1, 2004.

        Certain employees and directors of the Company are affiliated with Doherty & Company, LLC. Michael Doherty, the Chairman of the Company, is the president and controlling member of Doherty & Company, LLC. Crosby Haffner, a director of the Company and formerly the Company's Interim President, is a Managing Director of Doherty & Company, LLC. Brandon Rockow, a full time employee of the Company who provides support for the Company's financing, industry research, mergers and acquisitions, and investor relations activities, also maintains his securities license at and consults on specific projects to Doherty & Company, LLC. Tina Maddela, a part time employee of the Company who provides assistance to Roger Burlage, the Company's former Chairman and Chief Executive Officer, pursuant to Mr. Burlage's employment contract with the Company, is also a part time employee of Doherty & Company, LLC.

        Effective September 1, 2004 the Company entered into an agreement to pay Doherty & Company, LLC $10,000 per month for financial advisory services requested from time to time by the Company. Pursuant to this agreement Doherty & Company, LLC provides the Company with various financial advisory services, including but not limited to consulting with respect to proposed financings, advising the Company on potential mergers and acquisitions, and providing the Company with investor relations services. This agreement may be terminated at any time by either party. Prior to this agreement, the Company reimbursed Doherty & Company, LLC $11,250 for overhead incurred in providing administrative services to the Company in connection with the private placement transaction completed by the Company in July 2004. In addition, pursuant to the agreements governing Mr. Doherty's services as Chairman to the Company, Mr. Doherty is entitled to use up to 3,500 square feet of office space, at the Company's expense, in the Company's Los Angeles office, in connection with his services as Chairman and other activities. A portion of such space is being used by Doherty & Company, LLC.

        Maurizio Vecchione and Barry Hall are principals in Synthetica, Ltd which provided consulting services to the company from May 15, 2004 to July15, 2004. During that time Synthetica was paid $35,913 in fees and expenses reimbursement.

NOTE 16—SUBSEQUENT EVENT

        On January 21, 2005, the Company completed its private placement. The placement was a unit offering to institutional and accredited investors, with each unit consisting of one share of the Company's common stock and a warrant to purchase 0.75 shares of common stock. The units were priced at $1.75 and each warrant is exercisable for whole shares only at $1.75 per share. In two closings, the Company sold an aggregate of 2,600,000 units resulting in gross proceeds of $4,550,000 to the Company. The units sold by the Company have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an available exemption from registration. The Company has agreed to file a resale registration statement for purpose of registering for resale the shares of common stock forming the units, including the common stock underlying the warrants, not later than January 31, 2005. The funding was over subscribed and the Board of Directors approved the increase in the amount of funding. The investors who invested earlier consented to the increase. The Company paid commission of $19,600 to Scottsdale Capital and $137,597 to T.R. Winston & Company as non-exclusive agents on the funding.

        On March 11, 2005, the Company acquired substantially all of the assets of InterScope Technologies, Inc. in exchange for 337,838 shares of Trestle common stock and $177,000 in operating and capital expenses.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Sunland Entertainment Co., Inc. as acquirer
of significantly all the assets of Trestle Corporation

We have audited the accompanying balance sheets of Trestle Corporation (debtor-in-possession and a wholly-owned subsidiary of Med Diversified Inc.) as of May 20, 2003, March 31, 2003 and March 31, 2002 and the related statements of operations, change in stockholder's deficiency and cash flows for the period from April 1, 2003 to May 20, 2003, for the year ended March 31, 2003 and for the period from October 1, 2001 (inception) to March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trestle Corporation as of May 20, 2003, March 31, 2003 and March 31, 2002 and the results of its operations and its cash flows for the period from April 1, 2003 to May 20, 2003, for the year ended March 31, 2002 and for the period from October 1, 2001 (inception) to March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial net losses and negative cash flows from operations during each of the periods presented and had a working capital deficiency of $6,072,008 and a stockholder's deficiency of $6,157,940 as of May 20, 2003. Additionally, as described in Note 7, the Company sold significantly all its assets on May 20, 2003, and those sales proceeds were remitted to the bankruptcy trustee. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.
Boca Raton, Florida
November 14, 2003

TRESTLE CORPORATION
(DEBTOR-IN-POSSESSION)

BALANCE SHEETS

	May 20, 2003	March 31, 2003	March 31, 2002
ASSETS
CURRENT ASSETS
Cash	$137,892	$511,334	$85,043
Accounts receivable	58,862	148,467	682,840
Inventory	172,693	170,279	681,900
Prepaid and other current assets	74,018	61,901	31,748

Total Current Assets	443,465	891,981	1,481,531
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $57,707, $53,057 and $14,940, respectively	77,864	82,514	13,044
SOFTWARE DEVELOPMENT COSTS, net of accumulated amortization of $1,246,211, $1,203,417 and $884,303, respectively	664,802	707,595	1,026,710

TOTAL ASSETS	$1,186,131	$1,682,090	$2,521,285

LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES
Accounts payable	$180,516	$175,629	$939,037
Accrued expenses	275,107	361,143	687,266
Deferred revenue	1,051,022	981,208	1,356,118
Due to parent	5,008,828	4,984,609	2,387,810

Total Current Liabilities	6,515,473	6,502,589	5,370,231

LIABILITIES SUBJECT TO COMPROMISE	828,598	828,787	—

COMMITMENTS AND CONTINGENCIES	—	—	—
STOCKHOLDER'S DEFICIENCY
Preferred stock, $.01 par value, 3,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 10,000 shares issued and outstanding	100	100	100
Deficit	(6,158,040)	(5,649,386)	(2,849,046)

Total Stockholder's Deficiency	(6,157,940)	(5,649,286)	(2,848,946)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY	$1,186,131	$1,682,090	$2,521,285

See accompanying notes to consolidated financial statements.

TRESTLE CORPORATION
(DEBTOR-IN-POSSESSION)

STATEMENTS OF OPERATIONS

	For the Period from April 1, 2003 to May 20, 2003	For the Year Ended March 31, 2003	For The Period from October 1, 2001 (Inception) to March 31, 2002
REVENUE	$111,755	$5,375,103	$1,003,058
COST OF GOODS SOLD	46,043	2,381,064	543,450

GROSS PROFIT	65,712	2,994,039	459,608
OPERATING EXPENSES	537,758	5,788,989	3,308,654

LOSS FROM OPERATIONS	(472,046)	(2,794,950)	(2,849,046)
OTHER INCOME
Interest income	—	3,360	—

LOSS BEFORE REORGANIZATION EXPENSES	(472,046)	(2,791,590)	(2,849,046)
REORGANIZATION EXPENSES	36,608	8,750	—

NET LOSS	$(508,654)	$(2,800,340)	$(2,849,046)

See accompanying notes to consolidated financial statements.

TRESTLE CORPORATION
(DEBTOR-IN-POSSESSION)

STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIENCY

FOR THE PERIOD FROM APRIL 1, 2003 TO MAY 20, 2003,
FOR THE YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD FROM
OCTOBER 1, 2001 (INCEPTION) TO MARCH 31, 2002

	Common Stock
	Shares	Amount	Deficit	Total
Shares issued upon incorporation, October 1, 2001	10,000	$100	$—	$100
Net loss for the period from October 1, 2001 (inception) to March 31, 2002	—	—	(2,849,046)	(2,849,046)

Balance, March 31, 2002	10,000	100	(2,849,046)	(2,848,946)
Net loss for the year	—	—	(2,800,340)	(2,800,340)

BALANCE, MARCH 31, 2003	10,000	100	(5,649,386)	(5,649,286)
Net loss for April 1, 2003 through May 20, 2003	—	—	(508,654)	(508,654)

BALANCE, May 20, 2003	10,000	$100	$(6,158,040)	$(6,157,940)

See accompanying notes to consolidated financial statements.

TRESTLE CORPORATION
(DEBTOR-IN-POSSESSION)

STATEMENTS OF CASH FLOWS

	For the Period from April 1, 2003 to May 20, 2003	For the Year Ended March 31, 2003	For The Period from October 1, 2001 (Inception) to March 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(508,654)	$(2,800,340)	$(2,849,046)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	46,721	357,232	174,132
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	89,605	581,812	(365,713)
Inventory	(2,414)	511,621	(582,397)
Prepaids and other current assets	(12,117)	(30,153)	(31,748)
Increase (decrease) in:
Accounts payable	5,609	114,592	349,253
Accrued expenses	(86,036)	(326,123)	688,500
Deferred revenue	69,814	(422,349)	1,129,214
Liabilities subject to compromise	(189)	(49,213)

Net Cash Used In Operating Activities	(397,661)	(2,062,921)	(1,487,805)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(107,587)	(13,535)

Net Cash Used In Investing Activities		(107,587)	(13,535)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from Parent	24,219	2,596,799	1,586,383

Net Cash Provided By Financing Activities	24,219	2,596,799	1,586,383

NET (DECREASE) INCREASE IN CASH	(373,442)	426,291	85,043

CASH—BEGINNING OF PERIOD	511,334	85,043	—

CASH—END OF PERIOD	$137,892	$511,334	$85,043

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$5,237	$909

Taxes	$—	$800	$800

SUPPLEMENTAL NON-CASH INFORMATION:
Transfer of accounts payable to liabilities subject to compromise as a result of Chapter 11 filing	$—	$878,000	$—

See accompanying notes to consolidated financial statements.

TRESTLE CORPORATION
(DEBTOR-IN-POSSESSION)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Organization and Description of Business

        Trestle Corporation (the "Company") began business operations on October 1, 2001 and was incorporated in the state of Delaware on October 1, 2001, and is a wholly owned subsidiary of Med Diversified, Inc., a Nevada corporation. Trestle's business has historically been in the telepathology and medical device industries. Overall, its business solutions enable the remote examination, diagnosis and treatment of healthcare consumers by healthcare service providers when direct, face-to-face interaction is inconvenient, inefficient or ineffective.

        On November 27, 2002 (the "Petition Date"), the Company, the Parent of the Company and four of Parent's other domestic, wholly owned subsidiaries (the "Debtors") filed voluntary petitions in the United States Bankruptcy Court for the Eastern District of New York (the "Bankruptcy Court") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The reorganization cases are being jointly administered under the caption "In re Med Diversified, Inc., et al., Case No. 8-02-88564." The Company continues to operate its business as a debtor-in-possession, subject to the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court while a plan of reorganization is formulated. As a debtor-in-possession, the Company is authorized to operate the Company's business, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

(B) Basis Of Presentation and Going Concern

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred substantial net losses and negative cash flows from operations during each of the periods presented and had a working capital deficiency of $6,072,008 and a stockholder's deficiency of $6,157,940 as of May 20, 2003. Additionally, pursuant to an Asset Purchase Agreement dated April 16, 2003, the Company has sold substantially all of the assets of Trestle Corporation (See Note 7). Furthermore, as a result of the Bankruptcy proceedings of the Company and its parent and circumstances relating thereto, realization of any remaining assets and liquidation of liabilities are subject to significant uncertainty.

        The accompanying consolidated financial statements have also been presented in conformity with the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the Petition Date and identification of all transactions and events that are directly associated with the reorganization of the Company. Pursuant to SOP 90-7, pre-petition liabilities are reported on the basis of the expected amounts of such allowed claims, as opposed to the amounts for which claims may be settled. Under a confirmed final plan or reorganization, those claims may be settled at amounts substantially less than their allowed amounts (See Note 4).

        The Company's recurring operating losses, liquidity issues and the bankruptcy proceeding raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern and the appropriateness of using the going concern basis of accounting depends upon, among other things, the ability to comply with the terms of the debtor-in-possession confirmation of a plan of reorganization, success of future operations after such confirmation and the ability to generate sufficient cash from operations and financing sources to meet obligations.

(C) Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(D) Revenue Recognition

        The Company recognizes revenue on product sales after shipment of the product to the customer, installation of the product has been completed, and formal acceptance by the customer has been received. Revenue collected in advance of installation and customer acceptance is reflected as deferred revenue.

        Revenue attributable to software maintenance and support is deferred and recognized ratably over the term of the maintenance agreement, generally one year.

(E) Concentration of Credit Risk

        The Company's financial instruments that are exposed to concentrations of credit risk consist principally of cash and trade receivables. The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may have exceeded FDIC insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk in cash. The Company's trade receivables result primarily the sale of its products, and the concentration of credit risk includes a customer base located throughout North America and the Middle East.

        The Company had one customer that accounted for 78% of sales for the period April 1, 2003 to May 2003, two customers that accounted for 55% and 10% of sales in the year ended March 31, 2003, and two customers that accounted for 35% and 12% of sales for the period October 1, 2001 to March 31, 2002. Principally all of the Company's sales for the period April 1, 2003 to May 2003 were to customers in North America. Approximately 39% and 55% of the Company's sales in the year ending March 31, 2003 were to customers in North America and the Middle East, respectively. Principally all of the Company's sales for the period October 1, 2001 to March 31, 2002 were to customers in North America.

(F) Inventory

        Inventories consist principally of finished goods and are stated at the lower of cost (first-in, first-out method) or market.

(G) Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided at the time property and equipment is placed in service using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

(H) Software Development Costs

        The Company accounts for its software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." In accordance with SFAS No. 86, costs incurred prior to technological feasibility related to the development of software to be licensed have been expensed. Once the Company concludes that technological feasibility is attained, all subsequent development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Upon incorporation on October 1, 2001, the Parent allocated to the Company $1,186,000 of software costs it had previously capitalized in accordance with SFAS No. 86. During the period ended May 20, 2003, the year ended March 31, 2003 and the period ended March 31, 2002, the Company did not incur any further software development costs. Such software costs are being amortized over a three to six year life. The Company amortized $42,794 of such costs for the period April 1, 2003 to May 20, 2003, $318,384 of such costs for the year ended March 31, 2003, and $159,625 of such costs for the period October 1, 2001 to March 31, 2002.

(I) Trade receivables

        Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

        The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality of the customer and whether the balance is significant. Accounts are considered past due once the unpaid balance is 90 days or more outstanding, unless payment terms are extended by contract. When an account balance is past due and attempts have been made by legal or other means, the amount is considered uncollectible and is written off against the allowance balance. As of May 20, 2003, March 31, 2003 and 2002, trade receivables had net balances in the amount of $58,862, $148,467 and $682,840, net of allowances of $23,491, $23,491 and $0, respectively.

(J) Income Taxes

        The Company accounts for income taxes using the liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to difference between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

(K) Fair Value of Financial Instruments

        The Company believes that the carrying value of its cash, accounts receivable, accounts payable, accrued liabilities, due to Parent and deferred revenue as of March 31, 2003 approximates their respective fair values due to the demand or short-term nature of those instruments.

(L) Bankruptcy Accounting

        Since the Chapter 11 bankruptcy filing, the Company has applied the provisions of SOP 90-7, which does not significantly change the application of accounting principles generally accepted in the United States; however, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business (See Note 4).

(M) Recent Accounting Pronouncements

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement addresses the diverse accounting practices for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company will be required to adopt this statement effective January 1, 2003. The Company does not expect that the adoption of SFAS No. 143 will have any effect on the Company's financial statement presentation or disclosures.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective January 1, 2003. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and a portion of APB Opinion No. 30, "Reporting the Results of Operations". This statement provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This statement also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The adoption of SFAS No. 144 did not have any effect on the Company's financial statement presentation or disclosures.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Such costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 replaces the previous accounting guidance provided by the Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after March 31, 2003. The Company does not anticipate that the adoption of SFAS No. 146 will have any effect on the Company's financial statement presentation or disclosures.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based CompensationTransition and Disclosure", which amended Statement No. 123. "Accounting for Stock Based Compensation". SFAS No. 148 provides for the use of alternative methods of transition for voluntary change to the fair value based method of accounting for stock based compensation. It also amends the disclosure requirements of Statement No. 123 to require prominent disclosure of the Company's method of accounting for such compensation and the effect of the method used on reported results in annual and interim financial statements. SFAS No. 148 is effective for annual periods ending after December 15, 2003 and interim period beginnings after December 15, 2003. The Company does not expect the adoption of SFAS No. 148 to have a material effect on its financial position or results of operations.

        In January 2003, the FASB issued Interpretation No. 46: "Consolidation of Variable Interest Entities (an interpretation of ARB No. 51) ("FIN46")." FIN46 addresses consolidation by business enterprises of certain variable interest entities, commonly referred to as special purpose entities. The Group will be required to implement the other provisions of FIN46 in 2003. The adoption of FIN46 is not expected to have a material impact on the Group's consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company does not expect that the adoption of SFAS No. 150 will have a significant effect on the Company's financial statement presentation or disclosures.

NOTE 2 PROPERTY AND EQUIPMENT

        Property and Equipment consists of the following:

	May 20, 2003	March 31, 2003	March 31, 2002
Machinery and equipment	$121,810	$121,810	$13,493
Furniture and fixtures	13,761	13,761	14,491

	135,571	135,571	27,984
Less accumulated depreciation and amortization	57,707	53,057	14,940

	$77,864	$82,514	$13,044

        Depreciation expense of $3,927, $38,117 and $14,940 is reflected in the accompanying Statement of Operations for the period from April 1, 2003 to May 20, 2003, for the year ended March 31, 2003 and for the period from October 1, 2001 (inception) to March 31, 2002, respectively.

NOTE 3 DUE TO PARENT AND OVERHEAD CHARGES

        Due to Parent represents unsecured, non-interest bearing amounts advanced to the Company by its Parent or its subsidiaries to fund the on-going operations of the Company. There are no formal terms of repayment for these advances.

        Upon incorporation on October 1, 2001, the Parent allocated $1,186,000 of software development costs, of which the unamortized balance is reflected as an asset in the accompanying May 20, 2003, March 31, 2003 and 2002 balance sheets. During the periods ended March 31, 2003 and 2002, the Parent allocated certain overhead costs to the Company. These costs included insurance, corporate overhead, personnel costs and other administrative type costs. The total amount of costs allocated to the Company approximated $415,000 for the year ended March 31, 2003 and $128,000 for the period from October 1, 2001 (inception) to March 31, 2002, and are included as part of operating expenses in the accompanying Statement of Operations.

NOTE 4 LIABILITIES SUBJECT TO COMPROMISE

        "Liabilities subject to compromise" refers to liabilities incurred prior to the commencement of the Chapter 11 filings. These liabilities, consisting primarily of certain accounts payable and accrued liabilities, represent management's estimate of known or potential pre-petition claims to be resolved in connection with the Chapter 11 filings. The amount of liabilities subject to compromise was $878,000, of which $828,598 and $828,787 were still pending as of May 20, 2003 and March 31, 2003, respectively.

        Under bankruptcy law, actions by creditors to collect indebtedness the Company owed prior to the Petition Date are stayed and certain other pre-petition contractual obligations may not be enforced against the Debtors. The Company has received approval from the Court to pay certain pre-petition liabilities including employee salaries and wages, benefits and other employee obligations. Adjustments to the claims may result from negotiations, payments authorized by Court order, additional rejection of executory contracts including leases or other events.

        Pursuant to an order of the Court, the Company mailed notices to all known creditors. Amounts that the Company has recorded are in many instances different from amounts filed by the Company's creditors. Differences between amounts scheduled by the Company and claims by creditors are being investigated and resolved in connection with the Company's claims resolution process. Until the process is complete, the ultimate number and amount of allowable claims cannot be ascertained. In this regard, it should be noted that the claims reconciliation process may result in material adjustments to current estimates of allowable claims. The ultimate resolution of these claims will be based upon the final plan of reorganization.

NOTE 5 COMMITMENT AND CONTINGENCIES

Operating Leases

        The company leases its current office facility under a month-to-month operating lease that requires a monthly payment of $8,906. Rent expense for the period April 1, 2003 to May 20, 2003, for the year ended March 31, 2003 and for the period from October 1, 2001 (inception) to March 31, 2002, was $20,954, $133,451 and $64,894 respectively, which includes rental of miscellaneous other month to month rental spaces.

NOTE 6 INCOME TAXES

        The Company is included in the consolidated federal income tax return filed by its Parent. Federal income taxes are calculated as if the Company filed a separate federal income tax return. The Company files its own state and local tax returns.

        As of May 20, 2003, the Company had federal net operating loss carryforwards of approximately $6,108,000 expiring in various years through 2023, which can be used to offset future taxable income, if any. No deferred asset benefit for these operating losses has been recognized in the financial statements due to the uncertainty as to their realizability in future periods.

        The Company's net deferred tax assets (using a federal corporate income rate of 34%) consisted of the following at May 30, 2003, March 31, 2003 and March 31, 2002:

	May 20, 2003	March 31, 2003	March 31, 2002
Deferred tax asset, net operating loss	$2,074,000	$1,904,000	$969,000
Less valuation allowance	(2,074,000)	(1,904,000)	(969,000)

Net deferred tax asset	$—	$—	$—

        As a result of the Company's significant operating loss carryforward and the corresponding valuation allowance, no income tax expense (benefit) has been recorded costs for the period from April 1, 2003 to May 20, 2003, for the year ending March 31, 2003 or for the period from October 1, 2001 (inception) to March 31, 2002.

NOTE 7 SUBSEQUENT EVENT

        On May 20, 2003, after receiving approval from the Bankruptcy Court, the Company and its Parent (the "Sellers") completed the sale of substantially all of the assets of Trestle Corporation to Trestle Acquisition Corporation ("TRAC"), pursuant to an Asset Purchase Agreement dated April 16, 2003. TRAC is a wholly owned subsidiary of Sunland Entertainment Co, Inc., a Delaware corporation. Under the terms of the acquisition, TRAC paid the Sellers $1,250,000 in cash, and assumed certain liabilities of Trestle consisting of approximately $369,000 of accounts payable and accrued liabilities and certain amounts of deferred revenue on contracts in progress. The sales proceeds from this transaction were remitted to the bankruptcy trustee.

        The acquired assets include all right, title and interest of the Sellers, free and clear of any liens or other encumbrances, in and to the following, as they related to the Trestle business and as they existed on the closing date: (a) all intellectual property, (b) all tangible personal property, (c) all accounts receivable existing on the closing date and arising thereafter, (d) cash and cash equivalents of the Sellers received from the Trestle business prior to, and existing on, the closing date in an amount not less than $135,000, (e) cash and cash equivalents of the Sellers received from the Trestle business on and after the closing date, (f) certain real and personal property lease agreements and leasehold improvements, (g) all software and the contracts related thereto used or held for use in or relating to the Trestle business, and (h) all right, title and interest of the Sellers in and to certain assumed contracts.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Second Amended and Restated Certificate of Incorporation and bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 145 of the Delaware General Corporation Law. Our Second Amended and Restated Certificate of Incorporation permits us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Trestle pursuant to the foregoing provisions, or otherwise, Trestle has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We have agreed, among other things, to bear certain expenses in connection with the registration and sale of the shares being offered by the selling stockholders. The following table sets forth our estimated expenses in connection with the offering described in this Registration Statement:

ITEM	Amount ($)
SEC Registration Fee	3,371
EDGAR Filing Expenses	6,000
Transfer Agent Fees	0
Legal Fees	90,000
Accounting Fees	10,000
Miscellaneous	5,500

TOTAL	115,336

*
Estimates

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit
*2.1	Asset Purchase Agreement dated as of February 28, 2005, by and among the Trestle Acquisition Corp. and InterScope Technologies, Inc. (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated March 15, 2005)
*2.2
Third Amendment to Asset Purchase Agreement dated as of September 3, 2003, by and among the Company, Pepin/Merhi Entertainment, Inc. and Film Library Acquisition Corp. (incorporated by reference to Exhibit 2.2 of the Company's Form 10QSB dated November 19, 2003)
*2.3
Asset Purchase Agreement dated as of April 16, 2003, by and among the Trestle Acquisition Corp., Med Diversified, Inc. and Trestle Corporation. (incorporated by reference to Exhibit 2.1 of the Company's Form 8-K dated June 3, 2003)
*2.4
Amendment No. 1 to Asset Purchase Agreement dated as of May 20, 2003, by and among the Trestle Acquisition Corp., Med Diversified, Inc. and Trestle Corporation. (incorporated by reference to Exhibit 2.2 of the Company's Form 8-K dated June 3, 2003)

*2.5
Asset Purchase Agreement dated as of April 10, 2003, by and among the Company, Pepin/Merhi Entertainment, Inc. and Film Library Acquisition Corp. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated April 29, 2003)
*3.1	Second Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Appendix B of Company's 2003 definitive Proxy Statement dated August 1, 2003)
*3.2	By-laws of the Company (incorporated herein by reference to Appendix C of Company's definitive Proxy Statement dated May 30, 2002)
*4.1	Form of Stock Certificate (incorporated herein by reference to Exhibit 4 of Company's Registration Statement No. 33-63363-LA)
*10.1	1993 Stock Option Plan and Stock Option Agreements (incorporated herein by reference to Exhibit 10.41 of Company's Registration Statement No. 33-63363-LA)
*10.3	1994 Stock Option Plan (incorporated by reference to the Company's 1994 definitive Proxy Statement)
*10.4	The Harvey Entertainment Company 1997 Stock Option Plan (incorporated herein by reference to the Company's 1997 definitive Proxy Statement)
*10.5	Employment Agreement dated as of April 5, 1999 by and between the Company and Roger A. Burlage (incorporated by reference to Exhibit 10.5 of the Company's Form 8-K dated April 26, 1999)
*10.6
Warrant Agreement dated as of June 30, 1999, between the Company and Paul Guez (incorporated by reference to Exhibit 10.64 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999)
*10.7
Registration Rights Agreement dated as of June 30, 1999, by and between the Company and Paul Guez (incorporated by reference to Exhibit 10.65 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999)
*10.8
Lease Agreement dated September 22, 1999, between the Company and Douglas Emmett Realty Fund 1997, a California limited partnership (incorporated by reference to Exhibit 10.76 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999)
*10.9	Employment Term Sheet dated as of May 20, 2003, by and between the Registrant and Jack Zeineh. (incorporated by reference to Exhibit 10.2 of the Company's Form 8-K dated June 3 31, 2003)
*10.10
Warrant Agreement dated June 30, 2003, by and between the Company and W-Net, Inc. (incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003)
*10.11
Warrant Agreement dated July 2, 2003, by and between the Company and Michael Doherty. (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003)
*10.12
Warrant Agreement dated September 26, 2003, by and between the Company and Michael Doherty. (incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003)
*10.13	Warrant agreement between the Company and Andrew Borsanyi dated October 31, 2003. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated November 14, 2003)

*10.14	Warrant agreement between the Company and Crosby Haffner dated December 27, 2003. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated December 27, 2003)
*10.15	Consulting agreement between the Company and Crosby Haffner dated December 27, 2003. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated December 27, 2003)
*10.16
Security agreement between Company and Zaykowski Partners, LP dated March 3, 2004. (incorporated by reference to Exhibit 10.3 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003)
*10.17
Warrant agreement between Company and Zaykowski Partners, LP dated March 3, 2004. (incorporated by reference to Exhibit 10.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003)
*10.18
Convertible promissory note between the Company and Zaykowski Partners, LP dated March 3, 2004. (incorporated by reference to Exhibit 10.2 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003)
*10.19	Consulting agreement between the Company and Synthetica dated May 18, 2004. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated May 19, 2004)
*10.20	Employment agreement between the Company and Maurizio Vecchione dated May 18, 2004. (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated May 19, 2004)
*10.21	Option agreement between the Company and Maurizio Vecchione dated May 18, 2004. (incorporated by reference to Exhibit 99.3 of the Company's Form 8-K dated May 19, 2004)
*10.22	Employment agreement between the Company and Barry Hall dated May 18, 2004. (incorporated by reference to Exhibit 99.4 of the Company's Form 8-K dated May 19, 2004)
*10.23	Option agreement between the Company and Barry Hall dated May 18, 2004. (incorporated by reference to Exhibit 99.5 of the Company's Form 8-K dated May 19, 2004)
*10.24	Consulting agreement between the Company and Michael Doherty dated August 1, 2004. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated September 16, 2004)
*10.25	Consulting agreement between the Company and Doherty and Company, LLC dated September 1, 2004. (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated September 16, 2004)
*10.26	Warrant agreement for private placement dated (incorporated by reference to Exhibit 99.3 of the Company's Form 8-K dated January 24, 2005)
*10.27	Amended unit purchase agreement for private placement (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated January 24, 2005)
*10.28	Asset purchase agreement between the Company and InterScope Technologies, Inc. (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated January 24, 2005)
21	List of subsidiaries of Company
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP.
23.2	Consent of WEINBERG & COMPANY, P.A.

*
Previously filed.

UNDERTAKINGS

A.
Undertaking Pursuant to Rule 415.

        The Undersigned registrant hereby undertakes:

           1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any Prospectus required by Section 10(a)(3) of the Act;

           (ii)  to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change of such information in the registration statement..

           2.  That, for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           4.  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officer and controlling persons of the small business issuer pursuant to the provisions of the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Irvine, state of California, on April 20, 2005.

TRESTLE HOLDINGS, INC.
By:	/s/ BARRY HALL Barry Hall President and CFO

 SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irvine and the State of California on the dates indicated.

Trestle Holdings, Inc.
Date: April 20, 2005	By:	/s/ MAURIZIO VECCHIONE Name: Maurizio Vecchione Title: Chief Executive Officer (Principal Executive Officer)
Date: April 20, 2005	By:	/s/ BARRY HALL Name: Barry Hall Title: President and Chief Financial Officer (Principal Financial and Accounting Officer)

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MAURIZIO VECCHIONE Maurizio Vecchione	Chief Executive Officer (Principal Executive Officer)	April 20, 2005
/s/ BARRY HALL Barry Hall	Chief Financial Officer (Principal Financial and Accounting Officer)	April 20, 2005
/s/ MICHAEL BECICH Michael Becich	Director	April 20, 2005
/s/ WILLIAM DALLAS William Dallas	Director	April 20, 2005
/s/ MICHAEL DOHERTY Michael S. Doherty	Director	April 20, 2005
/s/ ALLON GUEZ Allon Guez	Director	April 20, 2005
/s/ CROSBY HAFFNER Crosby Haffner	Director	April 20, 2005
/s/ MICHAEL HOPE Michael Hope	Director	April 20, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
*2.1	Asset Purchase Agreement dated as of February 28, 2005, by and among the Trestle Acquisition Corp. and InterScope Technologies, Inc. (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated March 15, 2005)
*2.2
Third Amendment to Asset Purchase Agreement dated as of September 3, 2003, by and among the Company, Pepin/Merhi Entertainment, Inc. and Film Library Acquisition Corp. (incorporated by reference to Exhibit 2.2 of the Company's Form 10QSB dated November 19, 2003)
*2.3
Asset Purchase Agreement dated as of April 16, 2003, by and among the Trestle Acquisition Corp., Med Diversified, Inc. and Trestle Corporation. (incorporated by reference to Exhibit 2.1 of the Company's Form 8-K dated June 3, 2003)
*2.4
Amendment No. 1 to Asset Purchase Agreement dated as of May 20, 2003, by and among the Trestle Acquisition Corp., Med Diversified, Inc. and Trestle Corporation. (incorporated by reference to Exhibit 2.2 of the Company's Form 8-K dated June 3, 2003)
*2.5
Asset Purchase Agreement dated as of April 10, 2003, by and among the Company, Pepin/Merhi Entertainment, Inc. and Film Library Acquisition Corp. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated April 29, 2003)
*3.1	Second Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Appendix B of Company's 2003 definitive Proxy Statement dated August 1, 2003)
*3.2	By-laws of the Company (incorporated herein by reference to Appendix C of Company's definitive Proxy Statement dated May 30, 2002)
*4.1	Form of Stock Certificate (incorporated herein by reference to Exhibit 4 of Company's Registration Statement No. 33-63363-LA)
*10.1	1993 Stock Option Plan and Stock Option Agreements (incorporated herein by reference to Exhibit 10.41 of Company's Registration Statement No. 33-63363-LA)
*10.3	1994 Stock Option Plan (incorporated by reference to the Company's 1994 definitive Proxy Statement)
*10.4	The Harvey Entertainment Company 1997 Stock Option Plan (incorporated herein by reference to the Company's 1997 definitive Proxy Statement)
*10.5	Employment Agreement dated as of April 5, 1999 by and between the Company and Roger A. Burlage (incorporated by reference to Exhibit 10.5 of the Company's Form 8-K dated April 26, 1999)
*10.6
Warrant Agreement dated as of June 30, 1999, between the Company and Paul Guez (incorporated by reference to Exhibit 10.64 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999)
*10.7
Registration Rights Agreement dated as of June 30, 1999, by and between the Company and Paul Guez (incorporated by reference to Exhibit 10.65 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999)
*10.8
Lease Agreement dated September 22, 1999, between the Company and Douglas Emmett Realty Fund 1997, a California limited partnership (incorporated by reference to Exhibit 10.76 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999)

*10.9	Employment Term Sheet dated as of May 20, 2003, by and between the Registrant and Jack Zeineh. (incorporated by reference to Exhibit 10.2 of the Company's Form 8-K dated June 3 31, 2003)
*10.10
Warrant Agreement dated June 30, 2003, by and between the Company and W-Net, Inc. (incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003)
*10.11
Warrant Agreement dated July 2, 2003, by and between the Company and Michael Doherty. (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003)
*10.12
Warrant Agreement dated September 26, 2003, by and between the Company and Michael Doherty. (incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003)
*10.13	Warrant agreement between the Company and Andrew Borsanyi dated October 31, 2003. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated November 14, 2003)
*10.14	Warrant agreement between the Company and Crosby Haffner dated December 27, 2003. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated December 27, 2003)
*10.15	Consulting agreement between the Company and Crosby Haffner dated December 27, 2003. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated December 27, 2003)
*10.16
Security agreement between Company and Zaykowski Partners, LP dated March 3, 2004. (incorporated by reference to Exhibit 10.3 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003)
*10.17
Warrant agreement between Company and Zaykowski Partners, LP dated March 3, 2004. (incorporated by reference to Exhibit 10.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003)
*10.18
Convertible promissory note between the Company and Zaykowski Partners, LP dated March 3, 2004. (incorporated by reference to Exhibit 10.2 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003)
*10.19	Consulting agreement between the Company and Synthetica dated May 18, 2004. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated May 19, 2004)
*10.20	Employment agreement between the Company and Maurizio Vecchione dated May 18, 2004. (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated May 19, 2004)
*10.21	Option agreement between the Company and Maurizio Vecchione dated May 18, 2004. (incorporated by reference to Exhibit 99.3 of the Company's Form 8-K dated May 19, 2004)
*10.22	Employment agreement between the Company and Barry Hall dated May 18, 2004. (incorporated by reference to Exhibit 99.4 of the Company's Form 8-K dated May 19, 2004)
*10.23	Option agreement between the Company and Barry Hall dated May 18, 2004. (incorporated by reference to Exhibit 99.5 of the Company's Form 8-K dated May 19, 2004)
*10.24	Consulting agreement between the Company and Michael Doherty dated August 1, 2004. (incorporated by reference to Exhibit 99.1 of the Company's Form 8-K dated September 16, 2004)

*10.25	Consulting agreement between the Company and Doherty and Company, LLC dated September 1, 2004. (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated September 16, 2004)
*10.26	Warrant agreement for private placement dated (incorporated by reference to Exhibit 99.3 of the Company's Form 8-K dated January 24, 2005)
*10.27	Amended unit purchase agreement for private placement (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated January 24, 2005)
*10.28	Asset purchase agreement between the Company and InterScope Technologies, Inc. (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K dated January 24, 2005)
21	List of subsidiaries of Company
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP.
23.2	Consent of WEINBERG & COMPANY, P.A.

*
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF BUSINESS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF PROPERTY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION AND WARRANT GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION AND WARRANT EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION AND WARRANT VALUES
DIRECTOR COMPENSATION
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
TRANSFER AGENT AND REGISTRAR
WHERE TO GET MORE INFORMATION
FINANCIAL STATEMENTS TRESTLE HOLDINGS, INC. AND SUBSIDIARIES TABLE OF CONTENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRESTLE HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
TRESTLE HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
TRESTLE HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
TRESTLE HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2004 AND 2003
TRESTLE HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
TRESTLE HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2004 AND 2003
INDEPENDENT AUDITORS' REPORT
TRESTLE CORPORATION (DEBTOR-IN-POSSESSION) BALANCE SHEETS
TRESTLE CORPORATION (DEBTOR-IN-POSSESSION) STATEMENTS OF OPERATIONS
TRESTLE CORPORATION (DEBTOR-IN-POSSESSION) STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIENCY FOR THE PERIOD FROM APRIL 1, 2003 TO MAY 20, 2003, FOR THE YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD FROM OCTOBER 1, 2001 (INCEPTION) TO MARCH 31, 2002
TRESTLE CORPORATION (DEBTOR-IN-POSSESSION) STATEMENTS OF CASH FLOWS
TRESTLE CORPORATION (DEBTOR-IN-POSSESSION)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
UNDERTAKINGS
SIGNATURES
SIGNATURES
EXHIBIT INDEX